PART II - OFFERING CIRCULAR

Tulsa Real Estate Fund, LLC

(the “Company”)

Preliminary Offering Circular dated June 26, 2019

The Company is hereby providing the information required by Part I of Form S-11 (17 9 CFR 239.18 and is following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405).

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “Commission.”) Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

We are offering 1,000,000 Class A Interests (“Preferred Interests” or “Interests” or “Class A Interests”) at $50 per Interest through our Manager (the “Offering.”) Purchasers shall become Class A Members in the Company. Funds will be made immediately available to the Company. This Offering terminates in 365 days after commencement of this Offering. There are no provisions for the return of funds once a subscription is accepted by the Company. No commissions will be paid for the sale of the Interests offered by the Company. To date, the Company has raised $7,493,660. The Company intends to raise an additional $42,506,340, however may have multiple closings throughout the life of the raise the Company identifies properties to acquire. By way of example, the Company may have an initial raise of $10,000,000, followed by a round of $15,000,000, and then a third round of $25,000,0000.

Class A Interests (Unit)	Price to Investors	Sellers’ Commissions	Proceeds to the Company
Per Unit or Interest	$50	$0.00	$50
Minimum Dollar Amount	$100,000	$0.00	$100,000
Maximum Dollar Amount	$50,000,000	$0.00	$50,000,000

No public market currently exists for our Interests. The Company will be managed by Tulsa Founders, LLC which is managed by Jay Morrison (the “Manager.”) The Company has set a minimum investment requirement of $500 (“Minimum Investment Amount.”) Purchasers of our Interests qualified hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The transfer of Interests is limited. A Member may assign, his, her or its Interests only if only if certain conditions set forth in the Operating Agreement are satisfied. Please see those conditions on page 35 under “Withdrawal and Redemption Policy”

The Company has been formed to invest in various real estate related assets such as single family, multifamily and commercial properties throughout United States through lending, acquisition or development. The Company intends, primarily, to invest in properties that are in neighborhoods that the Manager believes will be adversely affected by gentrification efforts. The Company believes by lending to or partnering with developers in key areas where the Company does not have a physical presence, it may still be able to achieve the Company’s goal of development to hedge against gentrification efforts while still realizing a return on investment. This may include opportunities in those areas deemed as Qualified Opportunity Zones.

The Company is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year.

Our independent auditors included an explanatory paragraph in the report on our 2018 financial statements related to the uncertainty in our ability to continue as a going concern.

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Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in the offering (the “Offering”);

•	our ability to attract and retain members to our online platform;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	the risk associated with potential breach or expiration of a ground lease, if any;

•	difficulties in identifying properties, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

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recent subpoenas from the Securities Exchange Commission and Federal Bureau of Investigation which have used Company resources in order to comply and of which the outcome of such subpoenas is uncertain.

See the section entitled “RISK FACTORS” beginning on page 7 for a more comprehensive discussion of risks to consider before purchasing our Class A Interests.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE THE SECTION ENTITLED “RISK FACTORS.”

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

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OFFERING CIRCULAR SUMMARY

This summary contains basic information about us and the Offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire Offering Circular carefully, including the risk factors and our financial statements and the related notes to those statements included in this Offering Circular. Except as otherwise required by the context, references in this Offering Circular to "we," "our," "us," “the Company,” “Tulsa Real Estate Fund,” and "TREF," refer to Tulsa Real Estate Fund, LLC

We were formed on July 20, 2016 and began operations on June 1, 2018. Since then, we have purchased properties and have lent money in accordance with our business plan. The Company’s overall strategy is to purchase multifamily, single family, commercial property and raw land in mostly urban communities to rehab, develop and lease or sell those properties for a profit, however the Company will not limit itself to urban areas, but will focus on where the Company’s anti-gentrification efforts may be focused. This effort may include properties in what are deemed Opportunity Zones. An Opportunity Zone is an economically-distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment. Localities qualify as Opportunity Zones if they have been nominated for that designation by the state and that nomination has been certified by the Secretary of the U.S. Treasury via his delegation of authority to the Internal Revenue Service.

In all cases, the debt on any given property must be such that it fits with the Investment Policies of the Company. We intend on leveraging our properties with up to 85% of their value.

As of the date of this Offering, we have a full time CEO as officer of our Manager who has been devoting full time working hours to the Company. The Company also has two other full time employees as well as several experienced consultants who dedicate significant time towards the company. Jay Morrison, through our Manager, will be in charge of our day to day operations until such time we are able to hire other personnel. Even if we sell all the securities offered, the majority of the proceeds of the Offering will be spent for ongoing operational and property lending, development or acquisition costs. Investors should realize that following this Offering we will be required to raise additional capital to cover the costs associated with our plans of operation.

For more information, you may contact us at:

Tulsa Real Estate Fund, LLC

3355 Lenox Road NE, #750

Atlanta, GA 30326

1-844-73-TULSA

info@tulsarealestatefund.com

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EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

•	The end of the fiscal year in which our annual revenues exceed $1 billion.

•	The end of the fiscal year in which the fifth anniversary of our IPO occurred.

•	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt.

•	The date on which we qualify as a large accelerated filer.

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RISK FACTORS

Investors in the Company should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

General Risks Related to Our Business

We are an emerging growth company organized in July 2016 and are currently operating at a loss. There is no guarantee we will ever generate a profit

As of December 31, 2018, we had a net loss of $(184,272). As a result of our start-up operations we (i) have generated very little in revenues, (ii) will accumulate deficits due to organizational and start-up activities, business plan development, and professional fees since we organized. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of properties for purchase, the level of our competition and our ability to attract and maintain key management and employees.

We are significantly dependent on Jay Morrison. The loss or unavailability of his services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Jay Morrison. It would be difficult to replace Jay Morrison at such an early stage of development of the Company. The loss by or unavailability of his services would have an adverse effect on our business, operations and prospects, in that our inability to replace Jay Morrison could result in the loss of one's investment. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Morrison should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Morrison we would be required to cease pursuing our business opportunity, which could result in a loss of your investment

Our independent auditors have expressed in their report substantial doubt about our ability to continue as a going concern.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

This offering is a blind pool offering, and therefore, Members will not have the opportunity to evaluate some of our investments before we make them, which makes investments more speculative.

We will seek to invest substantially all of the net offering proceeds from this Offering, after the payment of fees and expenses, in the acquisition of or investment in interests in assets. However, because, as of the date of this Offering Circular, we have not identified the assets we expect to acquire and because our Members will be unable to evaluate the economic merit of assets before we invest in them, they will have to rely on the ability of our Manager to select suitable and successful investment opportunities. These factors increase the risk that our Members’ investment may not generate returns comparable to our competitors.

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Our Manager will have complete control over the Company and will therefore make all decisions of which Members will have no control.

Tulsa Founders, LLC, our Manager, shall make certain decisions without input by the Members. Such decisions may pertain to employment decisions, including our Manager’s compensation arrangements, the appointment of other officers and managers, and whether to enter into material transactions with related parties.

An investment in the Interests is highly illiquid. You may never be able to sell or otherwise dispose of your Interests.

Since there is no public trading market for our Interests, you may never be able to liquidate your investment or otherwise dispose of your Interests. The Company does currently have a redemption program, but there is no guarantee that the Company will ever redeem or "buy back" your Interests. Further, no one is allowed to redeem their Interests until twelve (12) months after the Interests were purchased. The Company will only redeem up to 5.0% of the Interests as calculated on December 31 of the prior year.

The Company is currently subject to investigative subpoenas by the US Department of Justice and the Securities Exchange Commission.

The Company recently received a grand jury subpoena from the United States Attorney’s Office for the Northern District of Georgia and a civil subpoena from the Securities and Exchange Commission, each seeking documents and other information concerning the Company. The Company has engaged counsel to respond to the subpoenas and intends to cooperate with the investigations. The likelihood of an unfavorable outcome and the amount of financial exposure from such are not yet determinable, and therefore the Company has not yet recognized a liability for the potential outcome of this matter.

Risks Related to the Real Estate Business in General

The profitability of attempted acquisitions is uncertain.

We intend to acquire properties and lend selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated sales price or occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Expenses may be greater than anticipated.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

If we purchase assets at a time when the single family, multifamily, or commercial real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The multifamily real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

A single family, multifamily, or commercial property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for multifamily space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

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We may depend on tenants for some of our revenue and therefore our revenue may depend on the economic viability of our tenants.

We will be highly dependent on income from tenants or the sale of properties. Our financial results will depend in part on leasing space in the properties or the full properties we acquire to tenants on economically favorable terms.

In the event of a tenant default prior to stabilization, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default, of a substantial tenant or number of tenants at any one time, on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenant(s) could cause us to lose our investment or reduce the amount of distributions to Members.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of properties purchased. Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and you may experience a lower return on your investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you.

We may not have control over costs arising from rehabilitation or ground up construction of properties.

We may elect to acquire properties which may require rehabilitation or even be from the “ground up,” meaning that we purchase the land and implement a plan to construct a multifamily building, single family residence or commercial building on the land. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. We may also purchase land, entitle the land for a multifamily building, single family residence or commercial building (if that is not already provided), architect a multifamily building, single family residence, or commercial building and build a brand new multifamily building, single family residence, or commercial building. Consequently, we intend to retain independent general contractors to perform the actual physical rehabilitation and/or construction work and will be subject to risks in connection with a contractor's ability to control rehabilitation and/or construction costs, the timing of completion of rehabilitation and/or construction, and a contractor's ability to build in conformity with plans and specification.

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Inventory or available properties might not be sufficient to realize our investment goals.

We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions would impair the pursuit of our business plan. Members ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies that we may acquire in the future. Moreover, our acquisition strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with acquisitions; failure of acquired businesses to achieve expected results; and difficulties entering markets in which we have no or limited experience.

The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the target acquisition may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a target acquisition or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our properties to generate positive cash flow or to appreciate in value would most likely preclude our Members from realizing a return on their Interest ownership.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management. There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure any person that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. An exit event is not guaranteed and is subject to the Manager’s discretion.

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Risks Associated With loans

Leases on our properties or properties securing our loans may not be renewed on favorable terms.

The properties securing our loans could be negatively impacted by deteriorating economic conditions and weaker rental markets. Upon expiration or earlier termination of leases on these properties, the space may not be re-let or, if re-let, the terms of the renewal or re-letting (including the cost of required renovations or concessions to tenants) may be less favorable than past or current lease terms. In addition, poor economic conditions may reduce a tenants’ ability to make rent payments under their leases. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by these properties. Additionally, if market rental rates are reduced, property-level cash flows would likely be negatively affected as existing leases renew at lower rates. Our cash flow could be adversely affected if the leases for these properties cannot be renewed for all or substantially all of the space at these properties, or if the rental rates upon such renewal or re-letting are significantly lower than expected.

Our investments may be illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

In the event we decide to sell some of our loans, we may not be able to sell our loans at a price we deem satisfactory, in our sole discretion, for several reason that would include, but not be limited to: if economic conditions deteriorate, interest rates increase, our loans are in default or if buyers of our loans believe that our loans are not adequately secured. A market to sell our loans does not exist and one is not expected to develop. As a result, our ability to vary our loan portfolio in response to changes in economic and other conditions may be limited.

Real property is an illiquid investment. We may be unable to adjust our property portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions.

In some circumstances, when the Lender is lending on a property that already has a senior loan or less expensive debt available, the Company may provide the capital for the Borrower’s equity portion on the underlying project. Therefore, the Lender would lend unsecured debt to an LLC or limited partnership. These loans would NOT be secured and the Company’s position in the note would have a higher risk. The underwriting for such loans would be more stringent and provide a higher rate of return. In many circumstances, the Company may utilize a shared appreciation note where the Company would share in the equity increase in the property or cash flow of the property along with an interest rate.

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Our loans are subject to the risks typically associated with real estate.

Our loans are generally directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the property. The values of the properties may change after the dates of origination or acquisition of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loans.

We are subject to regulatory and public policy risks, which could affect the values of the properties that secure our loans.

Decisions of federal, state and local authorities may affect the values of properties that secure our loans. Examples of these decisions include, without limitation, zoning changes, revocation or denial of sanitation, utility and building permits, condemnations, relocations of public roadways, changes in municipal boundaries, changes in land use plans, modifications of parking or access requirements, and changes in permitted uses. Also, shifts in public policy reflected by courts, legislatures or other regulatory authorities may affect provisions of security documents and make realization upon the collateral more time-consuming and expensive. Any of these decisions or changes could cause us to recognize a loss on property securing a loan, which could adversely affect our financial condition and results of operations.

Please note that not all loans will be secured as the Company’s policies provide that it may provide unsecured loans to certain Borrowers for their equity portion in a project as the Borrower may be able to take advantage of less expensive debt from a traditional financing source. In these circumstances, the Company may utilize a shared appreciation note where the Company would share in the equity increase in the property or cash flow of the property along with an interest rate.

Our loans could be subject to delinquency, foreclosure, and loss, which could result in losses to us.

We intend to specialize in lending money to higher risk projects, projects that require repositioning to obtain the value in the proforma or are to be built to realize value. Such loans entail a higher risk of non-performance, higher delinquencies and higher losses than real estate loans made on stabilized projects. While we believe that our pricing of our loans and the underwriting criteria and collection methods we employ enable us to control, to a degree, the higher risks inherent in lending to higher risk projects, no assurance can be given that such pricing, criteria, and methods will afford adequate protection against such risks.

The ability of a borrower to repay a loan backed by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected many factors including, but not limited to:

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•	tenant mix,
•	the success of tenant businesses,
•	property management decisions,
•	property location and condition,
•	competition from comparable types of properties,
•	changes in laws that increase operating expenses,
•	changes in laws that limit rents,
•	needs to address environmental contamination of a property,
•	the occurrence of any uninsured casualty at the property,
•	changes in national, regional or local economic conditions,
•	changes in specific types of industry conditions,
•	declines in regional or local real estate values,
•	declines in regional or local rental or occupancy rates,
•	increases in interest rates,
•	increases in real estate taxes,
•	increases in other operating expenses, and
•	changes in governmental rules, regulations, and fiscal policies, including:

o	environmental legislation,
o	natural disasters,
o	terrorism,
o	social unrest, and
o	civil disturbances

Other than interest earned on funds invested in bonds, bank certificates of deposit, money market accounts pending the use for loans and rents earned from tenants, all of our income will be generated from our loans. Thus, a material risk associated with our business is that persons to whom we loan money will fail to repay their loans or will fail to make timely payments to us. We currently do not have any loans placed. We consider numerous factors when deciding whether to call a loan, accept a deed in lieu of foreclosure, foreclose a property or allow a defaulting borrower to continue working through his or her problems while a loan is in default – primarily, the value of the collateral and the amount of the debt, and the plan of the defaulting borrower to repay the debt. In addition, we consider the costs and burdens that would be occasioned by calling the loan, such as bringing suit and/or foreclosing on collateral. There can be no guarantee that our policy of periodically working with defaulting borrowers rather than pursuing collection will not ultimately result in the need to pursue collection or make it less likely that we will not ultimately realize a loss with respect to these loans. It is impossible to predict whether one of our borrowers will default or what impact any one borrower’s default may have on our business.

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Our remedies for collecting on a defaulted loan may be inadequate. Our ability to fully recover amounts due under a defaulted loan may be adversely affected by, among other things:

•	the financial distress or failure of our borrowers;
•	adverse changes in the value of the real estate or other property pledged to secure our loans;
•	our purchase or origination of a fraudulent loan; misrepresentations made to us by a borrower, broker, bank or other lender from whom we acquire a loan;
•	third-party disputes; and/or
•	third-party claims with respect to security interests

These potential future losses may be significant, may vary from current estimates or historical results and could exceed the amount of our reserves from loan losses. We do not maintain insurance covering such losses. In addition, the amount of the provision for loan losses may be either greater or less than the actual future write-offs of the loans relating to that provision. Any of these events could have a material adverse effect on our business.

In the event of default under a loan secured by real estate held by us, it will bear a risk of loss of principal which could have a material adverse effect on us. The amount of loss would be measured by the deficiency between the value of the collateral and the unpaid principal and accrued interest of the loan, in addition to, the expenses relating to foreclosure. Further, not all of our loans will be secured by the underlying property which will present different difficulties for the Company to be able to recoup any potential losses.

Some of the loans we purchase may be substantially non-recourse. We will only have recourse to the underlying assets (including any escrowed funds and reserves) collateralizing loans made to borrowers without recourse to a guarantor, but recourse to the Borrower (an entity.) In the case of a limited recourse loan, we will realize a loss if the borrower defaults and the underlying asset collateralizing the loan is insufficient to satisfy the outstanding balance of the loan, in addition to, the expenses relating to foreclosure.

Risk of loss is also present when we make recourse loans to borrowers. The value of the borrower’s assets may not be sufficient to repay the full amount of principal and interest due us following a default by the borrower. Further, the value of the borrower’s assets may not be sufficient to repay any deficiency remaining due us following a default by the borrower and the foreclosure or acceptance of a deed in lieu of foreclosure of the underlying asset securing the loan.

Foreclosure of a loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed loan secured by real estate. In the event of the bankruptcy of a borrower, the loan to such borrower secured by real estate will be deemed to be secured only to the extent of the value of the mortgaged real estate at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Variable rate loans may entail greater risk of default than fixed rate loans.

Variable rate loans may contribute to higher delinquency rates. Borrowers with variable rate loans may be exposed to increased monthly payments if interest rates increase. This increase in the borrowers’ monthly payment will increase the risk of default and the possibility that we will be required to foreclose.

Larger loans Result in Less Diversity and May Increase Risk

As a general rule, we can decrease risk of loss from delinquent loans by investing in a greater total number of loans. Investing in fewer, larger loans generally decreases diversification of the portfolio, increases risk of loss and possible reduction of our profitability in the case of a delinquency of such a loan. However, since larger loans generally will be made on better projects with better borrowers, we may determine, from time to time, that a relatively larger loan is advisable for us, particularly, when smaller loans that are appropriate for investment by us are not available.

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Our underwriting standards and procedures may be more lenient than those used by conventional lenders, which exposes us to a greater risk of loss than conventional lenders.

Our underwriting standards and procedures may be more lenient than conventional lenders in that we may not require our borrowers to meet the credit standards that conventional mortgage lenders impose, which may create additional risks to your investment. We may not require a very high credit report score, we may choose to ignore a borrower’s debt to income ratio and we may be more lenient regarding a borrower’s or guarantor’s past problems than other lending institutions. We approve loans more quickly than other lenders. Generally, we will not spend more than 30 days assessing the character and credit history of a borrower. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the collateral securing the loan. Furthermore, when the needs of the borrower dictate, we may spend substantially less than 30 days to evaluate loan opportunities. These factors may increase the risk that our borrowers will default under their loans, which may impair our ability to meet our debt obligations. Furthermore, our assessment of the quality of the loans we purchase from a lender may be inaccurate. An incorrect analysis with respect to one or more of our loans could have a materially adverse impact on our profitability. Additionally, if our analysis is wrong with respect to a loan and we are forced to proceed against the collateral securing that loan, we may not recover the full amount outstanding under the loan. The foregoing factors could cause you to lose all or part of your investment.

There are a number of factors which could adversely affect the value of such real property security, including, among other things, the following:

1.

The Company will primarily rely on an assessment or appraisal of value to determine the fair market value of real property used to secure loans purchased by the Company. No assurance can be given that such appraisals will, in any or all cases, be accurate. Moreover, since an appraisal fixes the value of real property at a given point in time, subsequent events could adversely affect the value of real property used to secure a loan. Such subsequent events may include general or local economic conditions, neighborhood values, interest rates, new construction, changes in applicable zoning laws and other restrictions.

2.

If the borrower defaults, the Company may be forced to purchase the property at a foreclosure sale. If the Company cannot quickly sell such property, and the property does not produce any significant income, the Company’s profitability will be adversely affected. In some circumstances, the note may not be secured by property and may be unsecured. These notes would have conditions that would allow the Manager or the Company to take management control of the limited liability company or the limited partnership which holds the property so as to be able to control the underlying asset. This would be a condition of lending.

3.

The laws of the state in which the property is located and the manner in which the Company’s security interest in the security is enforced may preclude the Company from recovering any deficiency from the borrower if the real property security proves insufficient to repay amounts owing to the Company.

4.	Company’s loans may be secured by junior deeds of trust, which are subject to greater risk than first loans.

5.

The recovery of sums advanced by the Company in making loans and protecting its security may also be delayed or impaired by the operation of the federal bankruptcy laws or by irregularities in the manner in which the loans was made. A foreclosure sale may be delayed by the filing by the borrower of a petition in bankruptcy, which automatically stays any actions to enforce the terms of the loan. The length of the delay and the costs associated therewith may have an adverse impact on the Company’s profitability. If a loan is secured by hypothecated notes, then a bankruptcy filing by one of the borrowers under the hypothecated notes can weaken the value of the Company’s security for its loans and/or delay or impair the borrower’s collections on or enforcement efforts with respect to such hypothecated notes, even if the borrower under the loan is not in bankruptcy.

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We will rely on information provided by others which may prove inaccurate, incomplete or intentionally false.

The success of our investments in loans and properties will depend, among other things, on an accurate assessment of the creditworthiness of the borrower and the underlying value of the real property securing the loan, or the value of the hypothecated notes and the real property securing the hypothecated notes, or the accurate assessment of the value of the property acquisition. While the Manager will make an investigation regarding the real property security and the borrower, it will rely to some extent on third parties such as credit agencies, appraisers, real estate brokers, title companies, environmental consultants and the borrower itself to provide the information upon which the Manager will base its decision to make a loan or property acquisition. While the Manager will do its best efforts to verify the stated income of the borrower, the accuracy of financial statements, federal or state income tax returns, bank and savings account balances, retirement accounts balances or any records relating to past bankruptcy and legal proceedings, the accuracy of property or tenant financial statements, federal or state income tax returns, appraisals, surveys, title searches, environmental reports or other property due diligence reports, there is no guarantee that this information will be accurate. You may lose all or part of your investment in the Interests if the Company, the Manager or you rely on false, misleading or unverified information supplied by a borrower or seller in a decision to close on the acquisition or origination of a loan.

We permit prepayment of loans.

Most of the loans purchased by the Company will not have any interest fee. Prepayment of loans purchased by us may lower our profitability, especially during periods when interest rates are declining. We may not be able to reinvest the prepaid funds in new loans that provide us with a yield equivalent or greater than the interest rate we were earning on the loan that was prepaid to us.

Our use and estimate of the “as completed” value of a property underlying a loan may increase the risk that we may not be able to fully collect the amounts due under that loan.

Traditional commercial lenders typically limit loan amounts to a percentage of the estimated market value of the property securing the loan at the time a loan is made. When we make a loan, the loan-to-value ratio is based on what we believe the value of the property will be once the project is developed in accordance with the borrower’s construction, renovation and development plan. We refer to this value as the “as completed” value, and our loans have an LTV of no more than 80% of the “as completed” value net of selling costs. In each case, the LTV is based both on external sources of information, such as third-party valuations of the constructed or renovated property, and on our subjective valuation of the property. Our beliefs are based on various factors that are unpredictable, such as the future real estate market, and our review of comparable properties among other completed projects in the market area. Our estimate of the “as completed” value may prove to be inaccurate, such that the value of our collateral is less than what we anticipated. Moreover, a borrower may fail to develop, construct or renovate (or fully develop, construct or renovate) a property, which could also cause the value of our collateral to be less than what we anticipated. In such cases, if a borrower were to default under a loan and/or we were forced to foreclose on the property securing a loan, we may not recover the full amount owed to us and our allowance for loan losses may prove to be insufficient to absorb our actual losses. Accordingly, our use of the “as completed” to establish the loan-to-value ratio, as opposed to using the value of the undeveloped, unconstructed or un-renovated property, increases the risks associated with our lending business, which, if realized, could materially and adversely impact our financial condition and results of operations.

Many of the loans we make will have a balloon payment feature, which presents additional risks to investors and could have a material and adverse impact on our financial condition.

A loan with a balloon payment feature contemplates a large payment of principal at the maturity of the loan, with small or no principal payments during the term of the loan. loans with balloon payment features are riskier than loans with regular scheduled payments of principal because the borrower’s ability to repay the loan at maturity generally depends on its ability to refinance the loan or sell the underlying property at a price that equals or exceeds the amount due under the loan. A substantial period of time may elapse between the time the loan is made and the time the loan matures, and the borrower’s financial condition at those times may significantly change or the market for replacement loans or the sale of the property may significantly deteriorate. As a result, there can be no assurance that our borrowers will have sufficient resources to make balloon payments when due.

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Some of our loans will not be secured by first mortgages or any mortgage at all. Our intention is to primarily invest in first mortgages. We may acquire higher risk loans including second, third and wraparound mortgages, loans secured by leasehold interests, participation loans.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property. These types of investments involve a higher degree of risk than senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. Our mezzanine loan will be satisfied only after the senior debt has been paid in full, in the event the borrower defaults or declares bankruptcy. And, we may not have full recourse to the assets of a pledged entity, or the assets of the pledged entity may not be sufficient to satisfy our mezzanine loan, in the event of borrower bankruptcy when the borrower has pledged its ownership interests as security. In addition, mezzanine loans generally have a higher loan to value ratios than conventional loans secured by real estate, resulting in less equity margin to absorb a decrease in property value and increasing the risk of loss.

Loans secured by second, third and wraparound mortgages may be riskier than loans secured by first deeds of trust or first mortgages because they are in a subordinate position in the event of default. There could also be a requirement to cure liens of a senior loan holder and, if not done, we would lose our entire interest in the loan.

Loans secured by a leasehold interest are riskier than loans secured by real property because the loan is subordinate to the lease between the property owner and the borrower, and our rights in the event the borrower defaults are limited to stepping into the position of the borrower under the lease, subject to its requirements of rents and other obligations during the period of the lease.

We may enter into agreements, including shared appreciation mortgages, with our borrowers providing for our participation in the equity or cash flow of from a secured property. If a borrower defaults and claims that this participation makes the loan comparable to equity in a joint venture, we may lose our secured position as a lender in the property. Other creditors of the borrower might then wipe out or substantially reduce our investment. We could also be exposed to the risks associated with being an owner of real property. We are presently not involved in any such arrangements.

If a third party were to assert successfully that our loan was actually a joint venture with the borrower, there might be a risk that we could be liable as a joint venture for the wrongful acts of the borrower toward the third party.

We may invest in subordinated loans secured by real estate. A loan by us that is subordinated will only be satisfied after the senior debt is paid in full, in the event the borrower defaults on the loan made by us or on the debt senior to our loan, or if the borrower declares bankruptcy. We may suffer a loss of principal and interest if a borrower defaults on a subordinated loan and lacks sufficient assets to repay the loan. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan.

Inter-creditor agreements may be entered into between senior and junior creditors both secured by the same property. An inter-creditor agreement with a senior creditor may limit our ability to amend its loan documents, assign its loan, accept prepayments, and exercise our remedies and control decisions made in bankruptcy proceedings relating to the borrower.

Subordinated loans may represent a higher risk of loss to us due to being subordinated to a senior lender and due to restrictive terms relating to inter-creditor agreements that may exist between senior and junior creditors.

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Investments in construction and rehabilitation loans may be riskier than loans secured by operating properties.

Construction and rehabilitation loans may be riskier than loans secured by properties with an operating history, because:

•	the application of the loan proceeds to the construction or rehabilitation project must be assured;

•	the borrower may experience cost overruns or may not be able to raise the funds necessary to complete construction diminishing the value of the collateral securing the loan;

•

construction or rehabilitation may be delayed placing the borrower at risk that it loses a tenant scheduled to take possession of the property because the delay breaches the occupancy provisions of the lease;

•	; and

•	The permanent financing or the sale of the property may be impaired by unfavorable market conditions at the completion of the project.

Cost overruns and non-completion of the construction or renovation of the properties financed by us may materially diminish the value of the real estate securing our loan.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns and non-completion. Costs of construction or improvements to construct or renovate a property may exceed original estimates, possibly making a project uneconomical. Other risks may include but are not limited to, unexpected environmental, geological, or governmental risks during construction and leasing or sales risk following completion. If such construction or renovation is not completed in a timely manner, or if its costs are more than expected, the borrower may not be able to complete the project or may experience a prolonged impairment of net operating income and may not be able to pay interest and principal payments. Our mortgage recorded against an uncompleted construction project may also become subject to mechanics liens for unpaid labor and materials furnished to the project.

Cost overruns and non-completion, in addition to other construction and leasing risks, represent a substantial risk to the Company when it lends for construction, renovation or expansion of a real property. These cost overruns and non-completion of a property can materially diminish the value of the real estate mortgaged to us.

Borrower’s financial status could weaken.

The Company will evaluate the creditworthiness of a borrower based on a review of financial information provided by the borrower, and by making other inquiries. However, this financial information and these inquiries will be given and made as of a particular point in time. The financial condition of the borrower could change subsequent to when this financial information and these inquiries are given and made.

Some of our borrowers will experience difficulty in obtaining permanent financing which may reduce our profits.

Many of our borrowers will rely on permanent financing from institutional lenders to repay the loans due us. Due to the volatility in the real estate market and the credit markets, our borrowers may experience difficulty obtaining permanent financing. In addition, a borrower who has failed, or fails in the future, to obtain permanent financing may default on the loans, which could lower our profitability.

Delays in liquidating defaulted loans or properties could reduce our investment returns.

Commercial real estate loans are secured by residential or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies (including environmental legislation), natural disasters, terrorism, social unrest and civil disturbances.

17

If there are defaults under our loans or problem properties, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, if there are defaults under loans, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investments. For example, an action to foreclose on a property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan.

In the event of any default under a loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the loan, which could have a material adverse effect on our cash flow from operations. Foreclosure of a loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed loan. In the event of the bankruptcy of a loan borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

The foreclosure process for a loan secured by a property we intend on acquiring may be lengthy, costly and we will be subject to all of the risks of owning the property on which we foreclose.

Our loan portfolio is and will be secured by real property. If a borrower defaults on a loan in our portfolio, we may have to foreclose on and take possession of the real estate collateral to protect our financial interest in the loan. Foreclosure of a loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed loan. If we are not able to repossess properties quickly, the resulting time delay could reduce the value of our loans or properties. In the event of the bankruptcy of a loan borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the property at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

If we acquire property by foreclosure following defaults under our loans, we will have the economic and liability risks inherent in the ownership of real property. Various factors could cause us to realize less than we anticipated or otherwise impose burdens on us that would reduce our profits. These factors include, without limitation, fluctuations in property values, occupancy rates, variations in rental schedules and operating expenses. In addition, owning and selling foreclosed property may present additional considerations, including:

•

to facilitate a sale of the property on which we foreclose, it may be necessary for us to finance all or a portion of the purchase price for the buyer of the property. In such cases, we will not receive the sale price immediately but will have to rely on the purchaser’s ability to repay the loan, which ability is subject to the same repayment risks that are applicable to any other borrower, as discussed elsewhere in this prospectus.

•

There is a risk that hazardous or toxic substances could be found on properties that we take back in foreclosure. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. Any environmental review we undertake before taking title under any foreclosure action on real property may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

•

We may become liable to third persons in excess of the limits covered by insurance to the extent such person or person’s property is injured or damaged while on property acquired by us through foreclosure.

•

Controlling operating expenses such as insurance costs, costs of maintenance and taxes. We may earn less income and reduced cash flows on foreclosed properties than could be earned and received on loans.

•

We may acquire a property with one or more co-owners where development or sale requires written agreement or consent by all; without timely agreement or consent, we could suffer a loss from being unable to develop or sell the property. Maintaining occupancy of the properties.

•	Coping with general and local market conditions.

•	Complying with changes in laws and regulations pertaining to taxes, use, zoning and environmental protection.

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We may have difficulty protecting our rights as a lender, which may impair our ability to continue making loans and could have a material adverse impact on our financial condition.

The rights of our borrowers and other lenders may limit our realization of the benefits of our loans. For example:

•	Judicial foreclosure is subject to the delays of protracted litigation, and our collateral may deteriorate and/or decrease in value during any delay in foreclosing on it;

•	A borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can require us to manage the property for a period of time;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral;

•	Federal bankruptcy law can prevent us from pursuing any actions for an extended period of time, regardless of the progress in any of these suits or proceedings; and/or

•	At or near the end of foreclosure proceedings, a borrower will sometimes file bankruptcy to further delay our efforts to take ownership of the real estate collateral.

Government action may reduce recoveries on defaulted loans.

Legislative or regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on loans in default. The nature or extent of the limitation on foreclosure that may be enacted cannot be predicted. Bankruptcy courts could, if this legislation is enacted, reduce the amount of the principal balance on a loan that is secured by a lien on the property, reduce the interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s loan.

Risks Related to Financing

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowing with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands.

19

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our investors’ investments.

Our policies do not limit us from incurring debt until our total liabilities would be at 85% of the value of the assets of the Company. We intend to borrow as much as 85% of the value of our properties. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our investors’ investments.

Risks Related to Our Corporate Structure

We do not set aside funds in a sinking fund to pay distributions or redeem the Interests, so you must rely on our revenues from operations and other sources of funding for distributions and withdrawal requests. These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay distributions on or redeem the Interests at the end of the applicable non-withdrawal period. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for distributions payments and payments upon withdrawal. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund distributions to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. Your right to receive distributions on your Interests is junior to the right of our general creditors to receive payments from us. If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then you could lose all or part of your investment. We currently do not have any revenues.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a Member.

Our Manager determines our major policies, including our policies regarding financing, growth and debt capitalization. Our Manager may amend or revise these and other policies without a vote of the Members. Our Manager’s broad discretion in setting policies and our Members’ inability to exert control over those policies increases the uncertainty and risks you face as a Member. In addition, our Manager may change our investment objectives without seeking Member approval. Although our Manager has fiduciary duties to our Members and intends only to change our investment objectives when the board determines that a change is in the best interests of our Members, a change in our investment objectives could cause a decline in the value of your investment in our company.

Our ability to make distributions to our Members is subject to fluctuations in our financial performance, operating results and capital improvement requirements.

Currently, our strategy includes paying a preferred return to investors under this Offering that would result in a return of approximately eight percent (8%) annualized return on investment, of which there is no guarantee. Returns shall be cumulative but non-compounding. In the event of downturns in our operating results, unanticipated capital improvements to our properties, or other factors, we may be unable to declare or pay distributions to our Members. The timing and amount of distributions are the sole discretion of our Manager who will consider, among other factors, our financial performance, any debt service obligations, any debt covenants, our taxable income and capital expenditure requirements. We cannot assure you that we will generate sufficient cash in order to fund distributions.

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Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940, an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such manner as not to be classified as an "investment company" within the meaning of the Investment Company Act of 1940 as we intend on primarily holding real estate. The management and the investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted

If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

21

The exemption from the Investment Company Act of 1940 may restrict our operating flexibility. Failure to maintain this exemption may adversely affect our profitability.

We do not believe that at any time we will be deemed an “investment company” under the Investment Company Act of 1940 as we do not intend on trading or selling securities. Rather, we intend to hold and manage real estate. However, if at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (referred to in this Offering as the “1940 Act”). (If you are going to abbreviate this, this comment should go where the first mention of the Act is which is the first paragraph of this page) Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Insurance Risks

We may suffer losses that are not covered by insurance.

The geographic areas in which we invest may be at risk for damage to property due to certain weather-related and environmental events, including such things as severe thunderstorms, hurricanes, flooding, tornadoes, snowstorm, sinkholes, and earthquakes. To the extent possible, the Manager may but is not required to attempt to acquire insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the Company.

Federal Income Tax Risks

The Internal Revenue Service may challenge our characterization of material tax aspects of your investment in the Interests.

An investment in Interests involves material income tax risks which are discussed in detail in the section of this offering entitled “

TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES” starting on page 31. You are urged to consult with your own tax advisor with respect to the federal, state, local and foreign tax considerations of an investment in our Interests. We may or may not seek any rulings from the Internal Revenue Service regarding any of the tax issues discussed herein. Accordingly, we cannot assure you that the tax conclusions discussed in this Offering, if contested, would be sustained by the IRS or any court. In addition, our legal counsel is unable to form an opinion as to the probable outcome of the contest of certain material tax aspects of the transactions described in this Offering, including whether we will be characterized as a “dealer” so that sales of our assets would give rise to ordinary income rather than capital gain and whether we are required to qualify as a tax shelter under the Internal Revenue Code. Our counsel also gives no opinion as to the tax considerations to you of tax issues that have an impact at the individual or partner level.

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You may realize taxable income without cash distributions, and you may have to use funds from other sources to fund tax liabilities.

As a Member of the Company, you will be required to report your allocable share of our taxable income on your personal income tax return regardless of whether you have received any cash distributions from us. It is possible that your Interests will be allocated taxable income in excess of your cash distributions. We cannot assure you that cash flow will be available for distribution in any year. As a result, you may have to use funds from other sources to pay your tax liability.

You may not be able to benefit from any tax losses that are allocated to your Interests.

Interests may be allocated their share of tax losses should any arise. Section 469 of the Internal Revenue Code limits the allowance of deductions for losses attributable to passive activities, which are defined generally as activities in which the taxpayer does not materially participate. Any tax losses allocated to investors will be characterized as passive losses, and, accordingly, the deductibility of such losses will be subject to these limitations. Losses from passive activities are generally deductible only to the extent of a taxpayer’s income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income or “portfolio income”, which includes non-business income derived from dividends, interest, royalties, annuities and gains from the sale of property held for investment. Accordingly, you may receive no benefit from your share of tax losses unless you are concurrently being allocated passive income from other sources.

We may be audited which could subject you to additional tax, interest and penalties.

Our federal income tax returns may be audited by the Internal Revenue Service. Any audit of the Company could result in an audit of your tax return. The results of any such audit may require adjustments of items unrelated to your investment, in addition to adjustments to various Company items. In the event of any such audit or adjustments, you might incur attorneys’ fees, court costs and other expenses in contesting deficiencies asserted by the Internal Revenue Service. You may also be liable for interest on any underpayment and penalties from the date your tax was originally due. The tax treatment of all Company items will generally be determined at the Company level in a single proceeding rather than in separate proceedings with each Member, and our Manager is primarily responsible for contesting federal income tax adjustments proposed by the Internal Revenue Service. In such a contest, our Manger may choose to extend the statute of limitations as to all Members and, in certain circumstances, may bind the Members to a settlement with the Internal Revenue Service. Adjustments to Company items would continue to be determined at the Company level however, and any such adjustments would be accounted for in the year they take effect, rather than in the year to which such adjustments relate. Our Manager will have the discretion in such circumstances either to pass along any such adjustments to the Members or to bear such adjustments at the Company level.

State and local taxes and a requirement to withhold state taxes may apply, and if so, the amount of net cash from open payable to you would be reduced.

The state in which you reside may impose an income tax upon your share of our taxable income. Many states have implemented or are implementing programs to require companies to withhold and pay state income taxes owed by non-resident Members relating to income-producing properties located in their states, and we may be required to withhold state taxes from cash distributions otherwise payable to you. You may also be required to file income tax returns in some states and report your share of income attributable to ownership and operation by the Company of properties in those states. In the event we are required to withhold state taxes from your cash distributions, the amount of the net cash from operations otherwise payable to you would be reduced. In addition, such collection and filing requirements at the state level may result in increases in our administrative expenses that would have the effect of reducing cash available for distribution to you. You are urged to consult with your own tax advisors with respect to the impact of applicable state and local taxes and state tax withholding requirements on an investment in our Interests.

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Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Interests. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation as a Member. Any such changes could have an adverse effect on an investment in our Interests or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in Interests and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Interests.

DETERMINATION OF OFFERING PRICE

Our Offering Price is arbitrary with no relation to value of the company. This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the Class A Interests offered under this Offering.

If the maximum amount of Class A Interests are sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

If the minimum amount of Class A Interests are sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

PLAN OF DISTRIBUTION

This Offering shall remain open for one year following the Qualification Date of this Offering.

The Class A Interests (Interests) are self-underwritten and are being offered and sold by the Company on a minimum/maximum basis. No compensation will be paid to any principal, the Manager, or any affiliated company or party with respect to the sale of the Class A Interests. This means that no compensation will be paid with respect to the sale of the Class A Interests to Mr. Morrison or affiliated companies. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the Offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction. Neither the Company, its Manager, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into the Company’s account. This account is not held by an escrow agent. Subscription funds placed in the segregate, Company account may only be released if the Minimum Offering Amount is raised within the Offering Period. The purchase price for the Class A Interests is $50, with a minimum purchase of ten (10) Interests.

The Company plans to primarily use the Tulsa Founders, LLC’s current network of real estate investors of which Jay Morrison already has a pre-existing relationship to solicit investments as well as various forms of advertisement. The Company, subject to Rule 255 of the Securities Act of 1933 and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. We will offer the securities as permitted by Rule 251 (d)(1)(iii) whereby offers may be made after this Offering has been qualified, but any written offers must be accompanied with or preceded by the most recent offering circular filed with the Commission for the Offering. The Company plans to solicit investors using the Internet through a variety of existing internet advertising mechanisms, such as search based advertising, search engine optimization, and the Company website. The Company’s website is developed and can be found at www.tulsarealestatefund.com.

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Please note that the Company will not communicate any information to prospective investors without providing access to the Offering. The Offering may be delivered through the company’s website www.tulsarealetatefund.com, through email, or by hard paper copy.

However received or communicated, all of our communications will be Rule 255 compliant and not amount to a free writing prospectus. We will not orally solicit investors and no sales will be made prior to this Offering statement being declared qualified and a final Offering is available.

Prior to the acceptance of any investment dollars or Subscription Agreements, the Company will determine which state the prospective investor resides. Investments will be processed on a first come, first served basis, up to the Offering Amount of $50,000,000. To date, the Company has raised $7,493,660 and may raise an additional $42,506,340.

The minimum subscription amount is $500. We do intend to place the funds into a segregated account up to $100,000 that will be in the Company’s name. Subscription funds may remain in the Company’s segregated account for up to 180 days from the first date of deposit.

The Offering Period will commence upon the Offering Statement being declared qualified.

No sale will be made to a prospective investor if the aggregate purchase price payable is more than 10% of the greater of the prospective investor’s annual income or net worth. Different rules apply to accredited investors and non-natural persons.

Periodically, the Manager will report to the Members and will supplement this Offering with material and/or fundamental changes to our operations. We will also provide updated financial statements to all Members and prospective Members.

In compliance with Rule 253(e) of Regulation A, the Manager shall revise this Offering Statement during the course of the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to the Offering Statement and be requalified under Rule 252.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 1,000,000 Class A Interests offered at an Offering price of $50 per Interest will vary depending upon the total number of Class A Interests sold. Regardless of the number of Class A Interests sold, we expect to incur Offering expenses estimated at approximately $125,000 for legal, accounting, and other costs in connection with this Offering. The table below shows the intended net proceeds from this Offering, indicating scenarios where we sell various amounts of the Class A Interests. There is no guarantee that we will be successful at selling any of the securities being offered in this Offering. Accordingly, the actual amount of proceeds we will raise in this Offering, if any, may differ.

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The Offering scenarios presented below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ. To date, the Company has raised $7,493,660 with the hopes of raising a total of $50,000,000. The Company has $42,506,340 remaining that they intend to raise. The following Use of Proceeds is based on the total raise of $50,000,000.

	Minimum	25%	50%	75%	100%
Interests Sold	$20,000.00	$250,000.00	$500,000.00	$750,000.00	$1,000,000.00
Gross Proceeds	$1,000,000.00	$12,500,000.00	$25,000,000.00	$37,500,000.00	$50,000,000.00
Offering Expenses	$125,000.00	$125,000.00	$125,000.00	$125,000.00	$125,000.00
Selling Commissions & Fees	$-	$-	$-	$-	$-
Net Proceeds	$940,000.00	$12,440,000.00	$24,940,000.00	$37,440,000.00	$50,000,000.00
Management Fee	$55,000.00	$687,500.00	$1,375,000.00	$2,062,500.00	$2,750,000.00
Acquisitions	$749,562.79	$10,801,132.13	$21,667,264.25	$32,533,396.38	$43,339,528.50
Related Acquisition Costs	$26,860.00	$335,750.00	$671,500.00	$1,007,250.00	$1,343,000.00
Working Capital	$42,349.43	$529,367.88	$1,058,735.75	$1,588,103.63	$2,117,471.50
Legal and Accounting	$60,937.50	$81,250.00	$162,500.00	$243,750.00	$325,000.00
Total Use of Proceeds	$999,709.72	$12,500,000.00	$25,000,000.00	$37,500,000.00	$50,000,000.00

___________

(1)

These costs assume the costs related with completing this Form 1-A as well as those costs related to the services of a transfer agent, listing fees, our interim financial statements, and our legal costs ($125,000). It is expected that the Company will reimburse these expenses to the Manager without interest. The Manager has received the Class B Interests in the Company in exchange for its services.

(2)

The Company does not intend on paying selling commissions or fees. In the event that the Company enters into an agreement with a licensed broker dealer, this Offering and Use of Proceeds table will be amended accordingly.

(3)

The Manager may receive an annualized Management Fee of 5.5% of the total capital contributions as adjusted from time to time for capital withdrawals, distributions, additional contributions, allocations and other capital account adjustments, paid monthly. annualized management fee paid monthly to the Manager for its services related to asset acquisition, construction, management, and disposition, and overall Company management. Assuming we raise the Minimum Amount of $100,000, the Manager would receive a fee of $5,500. If the Company were to raise the Maximum Amount of $50,000,000, this fee could be as much as $2,750,000.

(4)

We plan to purchase multifamily properties, single family residences and commercial property with the proceeds from this Offering. If the Company finds a property or opportunity that fits the Company’s objectives in an area in which the Company does not have a presence, the Company may elect to lend funds to a local developer instead of acquiring the property directly within the underwriting criteria the Company has set forth.

(5)

We believe acquisition related and closing costs could be between 3% and 8% of the value of the acquisition, with an average of 5.5%. These costs could include travel to states in which we purchase multifamily properties, single family residences, and commercial properties, research costs, closing costs, and other costs. Our ability to quantify any of the expenses is difficult as they will all depend on size of deal, price, due diligence performed (such as appraisal, environmental, property condition reports), legal and accounting, etc. We expect the related acquisition costs to be correlated with the price of the property.

(6)	Costs associated with our web development, marketing and working capital for the next 12 months.

(7)	Costs for accounting and legal fees associated with being a public company for the next 12 months.

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The Use of Proceeds sets forth how we intend to use the funds under the various percentages of the related offering. All amounts listed are estimates.

The net proceeds will be used for ongoing legal and accounting professional fees (estimated to be between $61,000 and $325,000 depending on our money raise and acquisitions for the next 12 months), working capital for the creation of a website and due diligence costs incurred in locating suitable acquisitions for the Company for the next 12 months, and for the costs associated with acquiring properties, such as broker price opinions, closing costs, title reports, recording fees, accounting costs and legal fees. We determined estimates for ongoing professional fees based upon consultations with our accountants and lawyers, and operating expenses and due diligence costs based upon the Manager’s real estate industry experience.

As of December 31, 2018, the Company paid $16,007 in marketing, general, and administrative expenses. Based on the Offering that commenced in June 2018, our Manager was paid $182,935. This fee covered several expenses related to the Company, including accounting, payments to officers, and other expenses. Our Offering expenses are comprised of legal and accounting expenses, SEC and EDGAR filing fees, printing and transfer agent fees. Our Manager will not receive any compensation for their efforts in selling our Class A Interests.

We intend to use the proceeds of this Offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this Offering, we will issue an amended Offering reflecting the new uses.

In all instances, after the qualification of this Form 1-A, the Company will need some amount of working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION” and the Financial Statements and Notes thereto, included elsewhere in this Offering. The statement of operations and balance sheet data from inception through the period ended December 31, 2016 audited financial statements and for the period ended June 30, 2017 unaudited financial statements.

	At December 31, 2018	At December 31, 2017

TOTAL ASSETS	$6,928,534	$0

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES

Current Liabilities	17,630	0

TOTAL LIABILITIES	17,630	0

TOTAL MEMBERS’ EQUITY	6,910,904	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$6,928,534	$0

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	December 31, 2018	December 31, 2017

Revenues	$449	$0

Expenses	$198,942	$0

Net Income (Loss)	$(184,272)	$0

Earnings per Interest	$.00	$.00

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Overview

Tulsa Real Estate Fund, LLC is a Georgia limited liability corporation formed to primarily invest in real estate opportunities located throughout the United States. The Company was formed in 2016 and commenced operations in June of 2018.

The Company is offering up to $50,000,000 of our Preferred Interests at a price of $50 per unit. To date, the Company has raised $7,493,660.

Results of Operations

As part of its securities offering under Regulation A, the Company has raised funds from over 9,000 investors as of December 31, 2018 by issuing over 145,069 units for $50 each. Additionally, investors pay $25.50 per investment instance (regardless of how many units) as transaction costs and escrow fees. Amounts the investors pay as transaction costs and escrow fees are included in the gross amount of capital received by the Company.

Accordingly, the Company has raised $7,493,660 in this issuance during 2018. The Company has $113,161 of funds receivable from the escrow vendor as funds that have been subscribed to, but not yet received by the Company. Additionally, the Company has incurred a total of $397,582 in costs associated with the fund raising. These costs, 100 percent of which have been paid to independent third parties, relate to administrative costs to process the funds raised in the offering, legal costs and other costs concerning the issuance of capital. These costs are charged against capital as Class A members’ capital.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our operations. We will obtain the capital required to invest in real estate investments from the proceeds of our Offering and from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.

Cash Assets

As of December 31, 2018, the Company had $3,767,251 in cash from subscriptions. This capital will be used for operations, lending and other real estate investment activity. As of December 31, 2017, had $0 in cash or any other assets as it had not commenced operations.

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Receivables

The Company has accrued $449 in interest due from a mortgage on a property in Louisiana (see below). The Company also has $113,161 in subscription commitments. There is no guarantee that these commitments will be fulfilled. The Company had no receivables as of December 31, 2017.

The Manager has received $103,842 which is eventually due from subscriptions in advance and is recorded as receivable. See Note 4 to our financial statements.

As of December 31, 2018, the Company had $341,200 in cash in escrow for the purchase of properties; $364,363 in properties held for resale and $2,238,268 in properties that require development.

If we are unable to raise more funds than what we currently have, we will make fewer investments than originally planned resulting in less diversification in terms of the number and size and geographic location of the investments we make. Also, the value of an investment in us will fluctuate with the performance of the specific assets in which we invest. Our inability to raise further funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and may limit our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of the properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2018, other than $17,630 in accounts payable, the Company had no debt. Compared to December 31, 2017, the Company had no debt. Currently, the Company has not leveraged any properties. We may leverage individual assets up to 85% of the value of the asset. We may leverage a particular asset in an amount that is lesser than the foregoing, in the Managing Member's sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 85% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves).

We intend on identifying properties for future acquisitions with our Offering proceeds, there is no guarantee that we will acquire any such investments. Acquisitions will depend highly on our funding, the availability of those funds, the availability of funding from the Managing Member to fund the initial equity portion of the acquisition and his ability to acquire the debt financing and the availability of multifamily properties that meet our investment criteria. Should the Managing Member no longer be able to initially fund and finance the property acquisitions, the Company’s ability to acquire additional properties would be adversely impacted. The Company currently has no agreements, arrangements or understandings with any person, other than the Managing Member, to obtain funds through bank loans, lines of credit or any other sources.

Revenues

As of December 31, 2018, we generated $449 in interest income from real estate assets and $14,221 from other interest and dividend income. This is income from government securities which have been held until such time capital can be deployed into properties.

Total expenses

For the year ended December 31, 2018, we generated $198,942 in operating expenses, $182,935 of which was paid to our Managing Member as the stated management fee. The remaining amount was related to other general and administrative expenses. As of December 31, 2017, we had not generated any expenses as we had not commenced operations until June 2018.

Recent Developments

In 2018, the Tulsa Real Estate Fund LLC created and wholly owned TREF Legacy Center, LLC; 1806 Knapp Street LLC; and 1000 Carteret Rd, LLC as special purpose entities to own investment assets for the Company. The results of the Company have been consolidated with the Company in these consolidated financial statements. The states of organization, dates of formation and entity type of the subsidiaries are listed below:

Subsidiary	State of organization	Date of formation	Type of entity
TREF Legacy Center LLC	Georgia	October 4, 2018	Limited liability company
1806 Knapp Street LLC	Louisiana	December 26, 2018	Limited liability company
1000 Carteret Rd, LLC	New Jersey	December 19, 2018	Limited liability company

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As of the date of this Offering Circular, the Company has not paid any distributions and may not pay distributions for approximately another six months in accordance with its Offering.

As a real estate investment and development company, the Company had acquired the fee simple of two and zero projects as of December 31, 2018 and 2017, respectively. An additional project was also held in escrow as of December 31, 2018. The Company records these investments at cost and classifies such costs as real estate investment assets.

The Company’s investments in 2018 are located at 1000 Carteret Road in NJ; 1806 Knapp Street in Louisiana (also referred to as Wasey subdivision); and 3015 Martin Street in GA.

Properties Held for Resale

The investment located at 1000 Carteret Road is held for resale and the Company expects to sell this investment property in 2019. This property is recorded at its acquisition cost of $364,363 as of December 31, 2018. The property is in need of significant repairs. Management estimates its costs to be incurred in 2019 to prepare the property for resale to be $65,000.

Projects Under Development

The investment located at 3015 R N Martin Street was acquired in October 2018, is currently under development, and is currently intended to become a long-term investment for which the Company will receive rental income. Depending on management’s opinion of the market, the Company may alter its intended holding period. As this property has not been placed in service for its intended use, no depreciation has been recorded as of December 31, 2018. The commercial real estate is comprised of 30,000 square feet of Class A office space on 2.6 acres of land. Management estimates the approximate cost of the renovations to be incurred in 2019 to be $600,000.

	property investment, cost	Repositioning costs	Depreciation	Total Investments Held for Development
2017	$0	$0	$0	$0
2018	2,118,585	119,683	0	2,232,268
TOTAL	$2,118,585	$119,683	$0	$2,232,268

Escrow Deposit

In December 2018, the Company executed documents and provided the title company with funds to acquire 1806 Knapp Street for $341,200. Due to circumstances beyond the control of management, the county recorder of deeds failed to timely record the transaction until January 2, 2019. See Note 10 in Item 7. Financial Statements for additional details. The transaction has been recorded as an escrow deposit as of December 31, 2018.

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Escrow Deposit and Sale of Knapp Street

On March 6, 2019, the Company sold Knapp Street (also known as Wasey subdivision in public filings) to an unrelated buyer, Elixir of Life LLC. The Company received a 12 percent promissory note, secured by a mortgage on the property, with $472,000 due in December 2019. The Company received loan fees of $56,600 in the seller-financing transaction. The intention of this investment is to provide the developer with funds for acquisition and renovation costs. The total mortgage note facility provides for additional construction draws up to an amount not to exceed $472,000. The one-year mortgage note provides for interest at the rate of 12% per annum plus transaction fees, points and termination fees aggregating to $111,400.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Employees

Currently, Jay Morrison is the sole officer of our Manager and devoted full time working hours to our Company without a salary. For more information on our personnel, please see "DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS." Initially Mr. Morrison will coordinate all of our business operations. Mr. Morrison has provided the working capital to cover our initial expense. We plan to use consultants, attorneys, accountants, and other personnel, as necessary and do not plan to engage many additional full-time employees in the near future. We currently employ two full time employees other than the management team to assist with day to day operations. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. Any expenses related to the Offering will be charged to the Company. For example, any costs associated with raising capital such as escrow, transfer, marketing, audit, legal, and technology fees will be borne by the Company.

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INVESTMENT POLICIES OF COMPANY

In all types of investment, our policies may be changed by our Manager without a vote by Members.

We intend to seek out commercial, multifamily properties and single-family residences for purchase throughout the United States.

We intend to evaluate each property in the following manner:

1.	Obtain property information on its condition, estimated costs for rehabilitation, and feasibility of possible improvements;
2.	Using historical rental rates and vacancy rates if such information is available and useful;
3.

Obtain similar available information of comparable properties in the area including recent sales prices; analyzing rental values, vacancy rates and operating expenses; review crime statistics for the area; review school information; review any other relevant market information; and

4.	Using the above information, perform analysis with hypothetical scenarios to determine expected profit.
5.	We do not intend to invest more than 25% of Company assets into any single real estate asset upon full capitalization of the Company.

We also intend to lend capital on properties that fit the objectives of the Company, but in areas where the Company does not have a presence. Therefore, lending capital to a developer in a particular area, in the opinion of the management, provides a less risky opportunity than to attempt to manage a project in an area that the Company does not have a presence. To this end, the management has implemented the following underwriting policy for lending opportunities:

Lending Underwriting Requirements

We intend to lend to borrowers in markets where the Company may not have a presence (in other words, may not have the infrastructure) but may still carry out its intended business plan. To this end, the Company intends on taking advantage of such opportunities by identifying both borrowers and properties in key locations.

The Company’s “Community Lending Product” intends to service borrowers, communities, and properties based on the following criteria:

1.	Primarily, the Company will be focused on the property potential, its current cash flow, location, and development opportunity.
2.	The Company will finance up to 100% of the acquisition and construction
3.	The Company will finance up to 80% of the After Repaired Value (“ARV”) of a property.
4.	The Company intends to offer loans with terms from six (6) months to three (3) years.
5.	Interest only terms for loans with balloon payments at the end of the term of the loan.
6.	loan amounts of $25,000 to $5,000,000.
7.	The Company may lend on single-family, multi-family, mixed use, land, and other commercial real estate projects.
8.	The Company may lend for acquisition, construction, or both.
9.	The Company may provide pre-development funding.
10.	The Company will not have a minimum credit score requirement.
11.	The Company will not have a minimum asset requirement.
12.	The Company intends to charge an interest rate of at least 8% and points depending on the individual loan.

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Further, potential investors should be advised:

a)	We may issue senior securities at some time in the future.
b)	We may borrow money collateralized by our properties with up to a 85% value of our real estate assets.
c)	We have no intention of initiating personal loans to other persons.
d)	We have no intention of investing in the securities of other issuers for the purpose of exercising control.
e)	We have no intention to underwrite securities of other issuers.
f)	We may engage in the purchase and sale (or turnover) of investments that are not real estate related at some time in the future.
g)	We may offer our securities in exchange for property.
h)	We may acquire other securities of other funds so long as those funds are real estate related.
i)

We intend to make annual or other reports to security holders including 1-Ks, 1-SAs, 1-Us, and exit reports on Form 1-Z as deemed necessary. Such reports will include the required financial statements.

As market conditions change, our policies for both investments and borrowing will be evaluated and updated as necessary to safeguard Member equity and increase Member returns. We will update our Members via 1-Us within a few business days, 1-SAs semi-annually, and other Member reports if there are any changes in our investment policy or our borrowing policies.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to our Manager concerning certain transactions is as follows:

We do not intend on issuing senior securities. We have no interest, currently, in underwriting securities of others or purchasing securities or assets other than real property assets and securities. In the event that we foreclose on a property, which we hope to be rare, we may encumber our properties that we acquire with bank financing but we intend that such financing will generally not exceed 85% of the value of the property. The purpose of such financing would be for rehabilitation of the underlying property and for other sales costs so that we may successfully and profitably dispose of a property.

Conflicts of Interest

There are currently no conflicts of interest between the Company, our Manager, our Manager’s Principals, or affiliates. However, if it is in the best interest of the Company and its Members, the following conflicts may arise. The Manager is currently managing other investments outside of this Offering. The Manager is currently in the process of winding down those other investment vehicles. It is the intention of the Manager to focus all of its investment efforts within the Offering contemplated herein upon qualification.

i) Our Manager does have the authority to invest the Company’s funds in other entities in which our Manager or an affiliate has an interest.

ii) Company may purchase properties from or sell to our Manager or its known affiliates if such purchase is below, and never exceeding market value as determined by an independent broker or appraiser or if it cash flows positively within the guidelines provided herein.

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The Company will maintain the following policies to avoid certain conflicts of interest:

i) Our Manager and its affiliates do not own or have an interest in properties adjacent to those to be purchased that may directly compete with such purchased property.

ii) No affiliate of the Company places mortgages for the Company or otherwise acts as a finance broker or as insurance agent or broker receiving commissions for such services.

iii) No affiliate of the Company acts (a) as an underwriter for the Offering, or (b) as a principal underwriter for the Offering thereby creating conflicts in performance of the underwriter’s due diligence inquiries under the Securities Act.

Intended Related Party Transactions

The Company may enter into agreements, such as, but not limited to, rental agreements, for some of the Company’s properties, with related parties. The Company intends to enter into such agreements so long as they are at fair market value.

DESCRIPTION OF BUSINESS

OVERVIEW

Tulsa Real Estate Fund, LLC is an emerging growth company which was formed on July 20, 2016. In June 2018, we commenced operations. To date, we have We intend on generating revenues in two ways: from quick turnaround assets and long-term hold investments. This may include property acquisition, development, and lending activities.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. Neither management of the Company, nor the majority Member of the Company, have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

We are offering the Preferred Interests herein on a “best efforts” basis. The Company intends to use proceeds from this Offering to acquire properties in areas or to lend on properties in areas where the Manager believe purchases and lending activities will a.) provide a return on investment and are b.) in line with the Company’s mission of stopping gentrification where such efforts are adverse to the interests of the current community. We expect to use the net proceeds from this Offering to pay for our operating costs as a qualified company, including on-going legal and accounting fees, and to finance costs associated with running a real estate investment firm.

There is an opportunity in the domestic marketplace to create and further, operate a successful real estate investment corporation. The Manager has recognized this opportunity and has decided to create and go forward with the creation of the Company. The Company intends to provide real estate investment opportunities and property management services for investors interested in achieving financial success by taking advantage of the real estate market across the country, but specifically in communities adversely affected by gentrification in the United States. They also recognized the gaps in the real estate business and turned them into opportunities. This strategy may include properties located in what are deemed as Opportunity Zones. An Opportunity Zone is an economically-distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment. Localities qualify as Opportunity Zones if they have been nominated for that designation by the state and that nomination has been certified by the Secretary of the U.S. Treasury via his delegation of authority to the Internal Revenue Service.

The Company looks to serve its investors by working to maximize their income while at the same time controlling expenses. The funds required for organizing the Company and this Offering have been provided by the Manager of the Company.

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This business plan is based on three vital components:

1.

Implementing a sound investment platform begins with a mastery of choosing the right property to fill the needs of the real estate marketplace at the right time. This requires an in-depth knowledge of the market and how to keep gaining a greater share of that market; and

2.	Providing a superior service to the tenants to maximize the Company’s return on investment.

3.	Identifying and lending to quality borrowers in key markets to ensure ultimate property success in our key demographic markets in accordance with our underwriting requirements.

Objectives

The Company has definite objectives to fulfill its strategy. These include:

•

Penetrate the market of providing real estate opportunities for qualified individuals and/or business entities interested in achieving financial success by taking advantage of real estate investment and management opportunities in the eastern and southern United States and potentially across the contiguous United States; and

•	Increasing profits as allowed by market conditions.

The Company will look to buy value-added properties, specifically single family, multifamily, and commercial properties in depressed areas for the best possible price, thereby giving its property holding Company an instant competitive advantage before they even begin to implement its management expertise. The Company also intends to lend in certain markets where the Company itself believes it can effectively deploy its business plan through a quality borrower without having a Company presence. A potential investor should note that the above criteria is subject to change according to market conditions.

Mission Statement

The Company’s mission is to raise capital from non-accredited, accredited, and institutional investors through our public offering with the focus to economically empower marginalized communities and underserved developers by providing equitable access to private financing, capital partnerships and direct investment.

TREF allows our communities to own an equity stake in assets in their own community. We call this "Participation Past Donation." People have a vested interest, dollars begin to circulate in our community, and there is a platform that allows us to unite around our common goals.

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Keys to Success

Polarizing Topic

Gentrification is one of this era's greatest socioeconomic issues. This issue is so great that it touches many minorities in powerful positions.

Access

Sharing the opportunity with investors across the nation to invest in these types of projects gives our investors high financial and socioeconomic return. It's an investment that makes investors feel good and profit from.

Network

We have a deep pool of real estate developers/professionals across the nation that are dedicated to the anti-gentrification mission.

The Company intends to identify single family, multifamily, and commercial properties for investment. The Company is confident of the following attributes that it demonstrates as keys to its success:

•	Their ability to recognize and define the best course of action;
•	The consistent raising the bar of productivity;
•	Diligent effort to regularly lower overall expenses;
•	Recruitment and retention of experienced, talented, and dedicated employees; and
•	Ability to effectively market the highest quality of services the Company provides to its investor base.

The Manager of the Company is staffed with highly educated and experienced professionals that provide personalized and courteous service to their tenants, investors, loan officers, realtors, brokers, financial advisors, and other vendors. The following outlines the competitive strategy of the Company:

•	Identify a worthwhile project that fits in line with its criteria and will fill market needs;
•	Negotiate price and terms. Secure a contract to purchase;
•	Analyze the risk/reward scenario through careful analysis and a thorough due diligence procedure;
•	Secure financing;
•	Form a new business structure which takes ownership of said project;
•

After closing, immediately implement a strong management team to shepherd the project and achieve the specific goal(s) intended (i.e. tenant relations, property maintenance, rehabilitation, enhancement, development or condominium conversion)

Investment Strategy

The Company is seeking to invest in a diversified portfolio of income producing real estate assets and real estate related assets throughout the United States. Initially, the Company intends to target single family, multifamily, and commercial properties, but may acquire other property types that meet its investment objectives.

The Company may also purchase additional properties or make other real estate investments that relate to varying property types including office, retail and industrial properties. Such property types may include operating properties and properties under development. To date, the Company has purchased single family, multifamily, and commercial properties. It has also lent on similar properties in various locations. Please see below for a discussion of the Company’s acquisitions.

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We believe that there is an opportunity to create attractive total returns by employing a strategy of investing in a diversified portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties, and other real estate investments that relate to properties, that have quality construction and desirable locations which can attract quality tenants. These types of investments are, or relate to, properties generally located in central business districts or metropolitan cities, primarily located in urban communities in the United States. We intend to invest in a geographically diverse portfolio to reduce the risk of reliance on a particular market, a particular property and/or a particular tenant.

Step 1 property Identification:

As is common with urban revitalization programs throughout the country, government agencies, housing authorities, and both for-profit and not-for-profit NGOs are tasked with supporting community revitalization initiatives. Often these initiatives target specific communities in order to provide quality affordable housing that resurrects or revives distressed neighborhoods. In more stable neighborhoods this effort protects, preserves, and even enhances property values.

Subject properties are typically identified by:

•	The Company’s use of its current network databases and information;
•	Recommendations received from colleagues within the Company’s network that have ties to a specific community;
•	Donations from the property owner (private individual, city, county or federal entities, or bank);
•	Leads generated by local Real Estate agents.

Some of the subject properties sit amidst formerly distressed neighborhoods where government and private agencies are spending heavily to curb falling real estate values and bring about urban renewal. Often, many targeted revitalization homes and empty lots are located in very ordinary neighborhoods. Perhaps the home or lot is abandoned, sitting empty, in disrepair, foreclosed upon by a bank, or heavily-liened for violating numerous city codes. Perhaps the subject property is debt free and just badly in need of remodeling that the owner cannot afford. There are any number of sources and avenues providing beneficial and profitable revitalization opportunities.

Step 2 Project Underwriting:

Once the Manager identifies a subject property, it ensures that it meets stringent underwriting criteria and guidelines. This process is driven by property valuations, market feasibility assessments, time on market analysis, construction and development budgets, resulting loan to value limits, and projected project timelines.

Step 3 Project Commencement:

Once the subject property is successfully identified and underwritten, purchase approved, permits and construction contracts in place, then construction commences.

Step 4 Sale of property (Historical Results):

We expect that many of the homes that we will sell may have an offer of down payment assistance and/or gap funding from the participating government housing authority. In this instance, potential buyers are on a waiting list available to a nonprofit. When needed, the properties that are not presold may be listed with a real estate agent in the community.

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Why It Works

While there are inherent risks in any business venture, there are several key competitive advantages inherent to the Manager’s approach that significantly mitigate any potential risk and facilitate a profitable venture. While this list is not exhaustive, the following are but a few of these competitive, market risk mitigating advantages.

1)	There is increasing demand for more affordable housing coupled by an already significant shortage of the product. Real estate prices continue to rise.

2)

This demand for affordable housing is further compounded and artificially increased by the fact that there are numerous government rental and home ownership programs available to assist individuals and families in securing housing, which they otherwise could not afford.

3)

In many cases, we may have the opportunity to partner with an established non-profit NGOs which provides properties where acquisition costs are sometimes less expensive than a typical property in the area.

4)	With local, state, and/or federal government agencies directly involved in the revitalization efforts, timelines are often expedited in terms of permitting, site inspections, et al.

5)	GAP funding, acting as a form of insurance against loss, is available from local housing authorities for some of the properties, ensuring that any potential loss in the sale is offset.

6)	Significant community support and outreach is associated with the Manager’s revitalization activities, bringing additional exposure, even by the media.

7)	Both government housing agencies and nonprofit NGOs have waiting lists of qualified buyers.

8)	Significantly, the management team of the Manager has a proven track record of being successful in this business.

Due Diligence & Financing

When the Company identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. The Company will take the minimum time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, as well as securing a first mortgage on the property. After the due diligence process has been completed, the Company will determine whether the property is suitable or not.

If property is not suitable, the Company will cancel the contract and look for the next opportunity.

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Lending Underwriting Requirements

We intend to lend to borrowers in markets where the Company may not have a presence (in other words, may not have the infrastructure) but may still carry out its intended business plan. To this end, the Company intends on taking advantage of such opportunities by identifying both borrowers and properties in key locations.

The Company’s “Community Lending Product” intends to service borrowers, communities, and properties based on the following criteria:

1.	Primarily, the Company will be focused on the property potential, its current cash flow, location, and development opportunity.
2.	The Company will finance up to 100% of the acquisition and construction
3.	The Company will finance up to 80% of the After Repaired Value (“ARV”) of a property.
4.	The Company intends to offer loans with terms from six (6) months to three (3) years.
5.	Interest only terms for loans with balloon payments at the end of the term of the loan.
6.	loan amounts of $25,000 to $5,000,000, but in no circumstances will the Company lend more than 25% of the C
7.	The Company may lend on single-family, multi-family, mixed use, land, and other commercial real estate projects.
8.	The Company may lend for acquisition, construction, or both.
9.	The Company may provide pre-development funding.
10.	The Company will not have a minimum credit score requirement.
11.	The Company will not have a minimum asset requirement.
12.	The Company intends to charge an interest rate of at least 10% and up to four (4) points on each loan.
13.	The Company will require a minimum of two (2) years of real estate investing experience, training, or certification by borrowers prior to considering their borrowing potential.

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Special Purpose Entities

When the Company does acquire real estate assets, it intends to hold title to the properties through separate LLCs or through special purpose entities (“SPE’s”) holding several similar asset types. Each separate LLC or SPE will be a 100% wholly-owned subsidiary of the Company. If a joint venture is undertaken, the Company will record a first position deed instead of holding actual title.

•

Each property acquired is its own entity and is structured as its own business structure while Tulsa Real Estate Fund, LLC. serves as the parent Company that bundles all the ownership interests into a single corporation.

•	Each property is managed by Tulsa Real Estate Fund, LLC. or its authorized agents.

Leverage

Leverage represents an important vehicle for maximizing returns; however, the Company will evaluate the appropriate amount of debt based on market conditions, feasibility of the project, and determined risk. The Company may borrow up to 85% of the value of the underlying assets of the Company. We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. The indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets.

The Company may use borrowing proceeds to finance acquisitions of new properties, make other real estate investments, make payments to the Manager, pay for capital improvements, repairs or tenant buildouts, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.

Financing Strategy

Once the proceeds of this Offering have been fully invested, the Company expects our debt financing will be in the range of approximately 75% to 85% of the aggregate value of real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate.

In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than 75% or more than 85% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

The Company intends to limit borrowing to 85% of the value of Company assets.

Notwithstanding the above, depending on market conditions and other factors, management may choose not to place debt on our portfolio or assets and may choose not to borrow to finance operations or to acquire properties. The Company financing strategy and policies do not eliminate or reduce the risks inherent in using leverage to purchase properties.

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Geographic Scope

The Company will not limit itself geographically, however its mission remains to invest in properties so as to prevent gentrification where the Manager believes it will be damaging to the current community at large. The Company will review applications from local developers seeking capital for the acquisition or improvement of single family, multifamily, and commercial properties that they may purchase at a discount. The Company believes it can successfully lend or invest in these opportunities based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s Manager. See “DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS” for a discussion of the Manager’s real estate experience.

Acquisitions

Recent Developments

In 2018, the Tulsa Real Estate Fund LLC created and wholly-owned TREF Legacy Center, LLC; 1806 Knapp Street LLC; and 1000 Carteret Rd, LLC as special purpose entities to own investment assets for the Company. The results of the Company have been consolidated with the Company in these consolidated financial statements. The states of organization, dates of formation and entity type of the subsidiaries are listed below:

Subsidiary	State of organization	Date of formation	Type of entity
TREF Legacy Center LLC	Georgia	October 4, 2018	Limited liability company
1806 Knapp Street LLC	Louisiana	December 26, 2018	Limited liability company
1000 Carteret Rd, LLC	New Jersey	December 19, 2018	Limited liability company

As of December 31, 2018, the Company had not paid any distributions and may not pay distributions for approximately another six months in accordance with its Offering.

As a real estate investment and development company, the Company had acquired the fee simple of two and zero projects as of December 31, 2018 and 2017, respectively. An additional project was also held in escrow as of December 31, 2018. The Company records these investments at cost and classifies such costs as real estate investment assets.

The Company’s investments in 2018 are located at 1000 Carteret Road, Bridgewater, NJ; 1806 Knapp Street, Lake Charles, LA (also referred to as Wasey subdivision); and 3015 Martin Street, Atlanta, GA.

Properties Held For Resale

The investment located at 1000 Carteret Road is held for resale and the Company expects to sell this investment property in 2019. This property is recorded at its acquisition cost of $364,363 as of December 31, 2018. The property is in need of significant repairs. Management estimates its costs to be incurred in 2019 to prepare the property for resale to be $65,000.

Projects under development

The investment located at 3015 R N Martin Street was acquired in October 2018, is currently under development, and is currently intended to become a long-term investment for which the Company will receive rental income. Depending on management’s opinion of the market, the Company may alter its intended holding period. As this property has not been placed in service for its intended use, no depreciation has been recorded as of December 31, 2018. The commercial real estate is comprised of 30,000 square feet of Class A office space on 2.6 acres of land. Management estimates the approximate cost of the renovations to be incurred in 2019 to be $600,000.

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	property investment, cost	Repositioning costs	Depreciation	Total Investments Held for Development
2017	$0	$0	$0	$0
2018	2,118,585	119,683	0	2,232,268
TOTAL	$2,118,585	$119,683	$0	$2,232,268

Escrow deposit

In December 2018, the Company executed documents and provided the title company with funds to acquire 1806 Knapp Street for $341,200. Due to circumstances beyond the control of management, the county recorder of deeds failed to timely record the transaction until January 2, 2019. See Note 10 in Item 7. Financial Statements for additional details. The transaction has been recorded as an escrow deposit as of December 31, 2018.

Escrow Deposit and Sale of Knapp Street

On March 6, 2019, the Company sold Knapp Street (also known as Wasey subdivision in public filings) to an unrelated buyer, Elixir of Life LLC. The Company received a 12 percent promissory note, secured by a mortgage on the property, with $472,000 due in December 2019. The Company received loan fees of $56,600 in the seller-financing transaction. The intention of this investment is to provide the developer with funds for acquisition and renovation costs. The total mortgage note facility provides for additional construction draws up to an amount not to exceed $472,000. The one-year mortgage note provides for interest at the rate of 12% per annum plus transaction fees, points and termination fees aggregating to $111,400.

Developments in May 2019

The Company provided capital for the following acquisitions by third-parties (borrowers.):

Cincinnati, OH - 3 Single Family Townhomes

XXXX Kirby Avenue, Cincinnati, OH 45223

XXXX Durrell Avenue, Cincinnati, OH 45207

XXXX  Holloway Avenue, Cincinnati, OH 45027

Complete addresses have been removed to protect the properties themselves. In May 2019, the Company deployed $314,772 in capital for the rehabilitation of 3 single family homes in a gentrified area of Cincinnati. The sponsor of the deal, New Beginnings Investments LLC is a minority owned real estate-investment company.  The principal of the company is currently receiving mentorship  and training from Jay Morrison through the Jay Morrison Academy.

The Company expects to receive the following fees:

•	Origination fees: $6,172
•	Non refundable deferred interest payments: $24,394.83
•	Exit fee: $32,814.63

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412 Elgin Street, Nashville, TN 37211 - Single Family

Tulsa Real Estate Fund deployed $206,000 in capital for a single family fix & flip refinance and rehabilitation of a real estate asset in a gentrified area of Nashville, TN. The sponsor of the deal, PB Investments LLC is an experienced minority owned real estate-investment company. The principal of the company is currently receiving mentorship and training from Jay Morrison through the Jay Morrison Academy.

The Company expects to receive the following fees:

•	Origination fees: $6,000
•	Non refundable deferred interest payments: $12,360
•	Exit fee: $15,000

Tax Map Number 18 199 15 003, DeKalb County, 2037 E. Roxboro Road, NE, Atlanta, GA

Tulsa Real Estate Fund deployed $364,000 in capital for the acquisition & development of a distressed assets in one of the one of the most desirable districts and zip codes of Atlanta, GA known as Buckhead.

The sponsor of the deal, Anderson Holiday Holdings LLC is a minority owned real estate-investment company. The principal of the company was a former Wealth Education Advisor of the Jay Morrison Academy and trained through the Jay Morrison Academy.

The Company expects to receive the following fees:

•	Origination fees: $14,000
•	Non refundable deferred interest payments: $$29,120
•	Exit fee: $72,800

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

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TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

Taxation of Undistributed Fund Income (Individual Investors)

Under the laws pertaining to federal income taxation of Partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such Member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Interests at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the Member as it was for the Company. Since individual Members will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such investors may become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by certified public accountants selected by the Manager.

Unrelated Business Taxable Income

Interests may be offered and sold to certain tax exempt entities (such as qualified pension or profit sharing plans) that otherwise meet the investor suitability standards described elsewhere in this Offering Circular. (See "Investor Suitability Standards.") Such tax exempt entities generally do not pay federal income taxes on their income unless they are engaged in a business which generates "unrelated business taxable income," as that term is defined by Section 512(a)(1) of the Code. Under the Code, tax exempt purchasers of Interests may be deemed to be engaged in an unrelated trade or business by reason of rental or capital gains income earned by the Company. Although rental and capital gains income (which will constitute the primary sources of Company income) ordinarily do not constitute unrelated business taxable income, this exclusion does not apply to the extent interest income is derived from "debt-financed property." To increase Company profits or increase Company liquidity, the Manager may borrow funds in order to invest in properties. This "leveraging" of the Company's property portfolio will constitute an investment in "debt-financed property" will be unrelated business income taxable to ERISA plans. Unrelated business income is taxable only to the extent such income from all sources exceeds $1,000 per year. The resulting tax, known as “UBIT” or “Unrelated Business Income Tax”, is imposed based on the income tax brackets that apply to trusts. Such brackets are high, and can quickly approach 40% (before taking state & local income taxes into account) on fairly small amounts of income (i.e. - net income over $12,400). The remainder of a tax exempt investor's income will continue to be exempt from federal income taxes to the extent it complies with other applicable provisions of law, and the mere receipt of unrelated business income will not otherwise affect the qualification of an IRA or ERISA plan under the Code. The Manager does anticipate that the Company would earn income, based on its acquisition of leveraged rental properties that would be treated as UBTI and therefore subject to UBIT.

The trustee of any trust that purchases Interests in the Company should consult with his tax advisors regarding the requirements for exemption from federal income taxation and the consequences of failing to meet such requirements, in addition to carefully considering his fiduciary responsibilities with respect to such matters as investment diversification and the prudence of particular investments.

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SUMMARY OF OPERATING AGREEMENT

The Operating Agreement, in the form attached hereto as Exhibit 2. is the governing instrument establishing the terms and conditions pursuant to which the Company will conduct business and the rights and obligations between and among the Members and the Manager, as well as other important terms and provisions relating to investment in the Company. A prospective Member is expected to read and fully understand the Operating Agreement in its entirety prior to making a decision to purchase Interests. The following is a brief and incomplete summary of the terms of the Operating Agreement and is qualified in its entirety by reference to the Operating Agreement.

Profits and Losses

Losses for any fiscal year shall be allocated among the Members in proportion to their positive Capital Account balances, until the balance of each Capital Account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Preferred Returns, and then Profits shall be allocated 50% to the Members (in proportion to their respective Percentage Interests) and 50% to the Manager.

Operating Cash Distributions

Except as provided elsewhere in the Operating Agreement, Operating Cash Flow of the Company shall be distributed to the Members quarterly, so long as the Manager determines it is available for distribution, in the following order:

First, to the Members, pro rata in accordance with their percentage interests in the Company (as defined in the Operating Agreement - “Percentage Interest”), until all Members have received a cumulative, non-compounded preferred return of 8% per annum on their Capital Contributions.

Second, fifty percent (50%) to the Members in proportion to their respective Percentage Interests, and fifty percent (50%) to the Manager.

Voting Rights of the Members

The Members will have no right to participate in the management of the Company and will have limited voting rights. Members shall have the right to vote only on the following matters:

Admission of Additional Members: Upon the Company obtaining Capital Contributions of $50,000,000.00, the Manager shall not admit any person as a Member, other than as a substituted Member, without the consent of the Manager and the Members holding all of the Interests.

Removal for Cause: The Members, by an affirmative vote of more than 75% of the Class Interests entitled to vote, shall have the right to remove the Manager at any time solely “for cause.” For purposes of the Operating Agreement, removal of the Manager “for cause” shall mean removal due to the:

(i) conviction or civil judgment for gross negligence or fraud of the Manager,

(ii) conviction or civil judgment for willful misconduct or willful breach of this Operating Agreement by the Manager,

(iii) bankruptcy or insolvency of the Manager, or

(iv) a conviction of a financial or corporate felony by Jay Morrison.

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If the Manager or an Affiliate owns any Class A Interests, the Manager or the Affiliate, as the case may be, shall not participate in any vote to remove the Manager.

Vacancy of Manager: Any vacancy caused by the removal of any Manager shall be filled by the affirmative vote of the Members holding a majority of the Class A Interests at a special meeting called for that purpose.

Dissolution of the Company: The Members holding 75% of the Class A Interests can vote to dissolve the Company. However, the Company can be dissolved as a result of other actions that do not require the vote of the Members, as set forth in the Operating Agreement.

Change To Member Distribution Structure: Any proposed change to the Member distribution structure will require approval by Members holding 100% of the Company. A non-response by a Member shall be deemed a vote that is consistent with the Manager’s recommendation with respect to any proposal.

Amendment of Operating Agreement: The Operating Agreement may be amended or modified from time to time only by a written instrument adopted by the Manager and executed and agreed to by the Members holding a majority of the Class A Interests; provided, however, that: (i) an amendment or modification reducing a Member’s allocations or share of distributions (other than to reflect changes otherwise provided by the Operating Agreement) is effective only with that Member’s consent; (ii) an amendment or modification reducing the required allocations or share of distributions or other measure for any consent or vote in the Operating Agreement is effective only with the consent or vote specified in the Operating Agreement prior to such amendment or modification; and (iii) an amendment that would modify the limited liability of a Member is effective only with that Member’s consent. The Operating Agreement may be amended by the Managers without the consent of the Members: (i) to correct any errors or omissions, to cure any ambiguity or to cure any provision that may be inconsistent with any other provision hereof or with any subscription document; or (ii) to delete, add or modify any provision required to be so deleted, added or modified by the staff of the Securities Exchange Commission or similar official, when the deletion, addition or modification is for the benefit or protection of any of the Manager and/or Members.

The Class A Interests are not limited or qualified by the rights of the holders of the Class B Interests on those matters in which the Class A Members have a right to vote.

Death, Disability, Incompetency or Bankruptcy of a Member

In the event of the death, disability, incapacity or adjudicated incompetency of a Member or if a Member becomes bankrupt, the Member shall become dissociated. Immediately on mailing of a notice of Disassociation sent by the Manager to a Member’s last known address, unless the reason for Disassociation can be and is cured within sixty (60) days, a Member will cease to be a Member of the Company and shall henceforth be known as a Disassociated Member. Any successor in Interest who succeeds to a Member’s Interest by operation of law shall henceforth be known as an Involuntary Transferee.

Subsequently, the Disassociated Member’s right to vote or participate in management decisions will be automatically terminated. A Disassociated Member (or its legal successor) will continue to receive only the Disassociated Member’s Economic Interest in the Company, unless the Disassociated Member/Involuntary Transferee elects to sell its Interest to the Manager or Members (Purchasing Members) or to a third party buyer (Voluntary Transferee) according to procedures in the Operating Agreement; and/or a Voluntary or Involuntary Transferee seeks admission and is approved by the Manager as a Substitute Member.

Limits on Manager’s Liability; Indemnification

The Manager will be fully protected and indemnified by the Company against all liabilities and losses suffered by the Manager (including attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually and reasonably incurred by the Manager in connection with such action, suit or proceeding) by virtue of its status as Manager with respect to any acts or omissions, except that expenses incurred by the Manager with respect to claims for fraud, breach of fiduciary duty, gross negligence, bad faith or a material violation of the Operating Agreement shall not be advanced to the Manager unless it is adjudicated in its favor. The provisions of this indemnification will also extend to all managers, Members, affiliates, employees, attorneys, consultants and agents of the Manager for any action taken by it on behalf of the Manager pursuant to the Operating Agreement.

46

Other Activities of Manager: Affiliates

The Manager need not devote its full time to the Company’s business, but shall devote such time as the Manager in its discretion, deems necessary to manage the Company’s affairs in an efficient manner. Subject to the other express provisions of the Operating Agreement, the Manager, at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ventures in competition with the Company, with no obligation to offer to the Company or any Member the right to participate therein, The Company may transact business with any Manager, Member, officer, agent or affiliate thereof provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

Transfers of Interests

A Member may assign, his, her or its Interests only if only if certain conditions set forth in the Operating Agreement are satisfied. Except as otherwise consented to by the Manager, the assignee must meet all suitability standards and other requirements applicable to other original subscribers and must consent in writing to be bound by all the terms of the Operating Agreement. In addition, the Company must receive written evidence of the assignment in a form approved by the Manager and the Manager must have consented in writing to the assignment. The Manager may withhold this consent in its sole and absolute discretion. Prior to the Manager’s consenting to any assignment, the Member must pay all reasonable expenses, including accounting and attorneys’ fees, incurred by the Company in connection with the assignment.

Withdrawal and Redemption Policy

No Member may withdraw within the first 12 months a Member's admission to the Company. Thereafter, the Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then available cash flow, financial condition, and approval by the Manager. The maximum aggregate amount of capital that the Company will return to the Members each calendar year is limited to 5.0% of the Interests of the Company as of December 31 of the prior year. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal requirements if a Member is experiencing undue hardship.

Members may submit a written request for withdrawal as a Member of the Company and may receive a 100% return of capital provided that the following conditions have been met: (a) the Member has been a Member of the Company for a period of at least twelve (12) months; and (b) the Member provides the Company with a written request for a return of capital at least ninety (90) days prior to such withdrawal (“Withdrawal Request”).

The Company will not establish a reserve from which to fund withdrawals of Members’ capital accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Company expenses have been paid (including compensation to the Manager, Manager and its affiliates as described in this Offering Circular); (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments in properties; and (iii) adequate provision has been made for the payment of all monthly cash distributions owing to Members.

If at any time the Company does not have sufficient Cash Available for Withdrawals to distribute the quarterly amounts due to all Members that have outstanding withdrawal requests, the Company is not required to liquidate any properties for the purpose of liquidating the capital account of withdrawing Members. In such circumstances, the Company is merely required to distribute that portion of the Cash Available for Withdrawals remaining in such quarter to all withdrawing Members pro rata based upon the relative amounts being withdrawn as set forth in the Withdrawal Request.

47

Notwithstanding the foregoing, the Manager reserves the right to utilize all Cash Available for Withdrawals to liquidate the capital accounts of deceased Members or ERISA plan investors in whole or in part, before satisfying outstanding withdrawal requests from any other Members. The Manager also reserves the right, at any time, to liquidate the capital accounts of ERISA plan investors to the extent the Manager determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations.

Exit Strategies

The Manager does not have an exit strategy currently as it intends to operate the Company in perpetuity. Members should view investing in the Company as a long term investment with the ability to withdraw only within the policies outlined above.

Dissolution of the Company, Liquidation and Distribution of Assets

The Company shall be dissolved upon the first to occur of the following events: (i) the happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Company, (ii) the vote of the Members holding an aggregate Percentage Interest of more than 75%, or (iii) the Manager ceases to be a Manager of the Company and a Majority of Interest of the Members elect not to continue the business of the Company.

Power of Attorney

By becoming a party to the Operating Agreement, each Member will appoint the Manager as his or her attorney-in-fact and empower and authorize the Manager to make, execute, acknowledge, publish and file on behalf of the Member in all necessary or appropriate places, such documents as may be necessary or appropriate to carry out the intent and purposes of the Operating Agreement.

Accounting Records and Reports

The Company shall engage an independent certified public accountant or accounting firm, in the discretion of the Manager, to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. As soon as practicable after the end of such fiscal year, but in no event later than 120 days after the end of such fiscal year, the Manager shall provide to each Member and to each former Member who withdrew during such fiscal year, (i) audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, together with the report thereon of the Company’s independent certified public accountant or accounting firm, (ii) a statement of properties of the Company, including the cost of such properties, (iii) a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account at the end of such fiscal year, and (iv) such other financial information and documents respecting the Company and its business as the Manager deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its federal and state income tax returns.

As soon as practicable after the end of each of the first three quarters of each fiscal year, but in no event later than 45 days following the end of each such quarter, the Manager shall prepare and e-mail, mail or make available on its secure website, to each Member (i) the Company’s unaudited financial statements as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of the properties of the Company, including the cost of all properties, and (iii) a report reviewing the Company’s activities and business strategies for such quarter and an update of such Member’s capital account. The Manager shall cause the Company quarterly reports to be prepared in accordance with GAAP.

On a bi-annual basis, to be determined in the discretion of the Manager, the Manager shall provide the Members with a valuation of all properties held by the Company (the “GP Valuation”). This annual GP Valuation will be provided by either an independent, third-party valuation firm, to be hired at the sole discretion of the Manager, or another methodology as deemed appropriate by the Manager.

48

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

The Company recently received a grand jury subpoena from the United States Attorney’s Office for the Northern District of Georgia and a civil subpoena from the Securities and Exchange Commission, each seeking documents and other information concerning the Company. The Company has engaged counsel to respond to the subpoenas and intends to cooperate with the investigations. The likelihood of an unfavorable outcome and the amount of financial exposure from such are not yet determinable, and therefore the Company has not yet recognized a liability for the potential outcome of this matter.

OFFERING PRICE FACTORS

Our Offering price is arbitrary with no relation to value of the company. This Offering is a self-underwritten Offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this Offering.

If the maximum amount of Class A Interests are sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

If the minimum amount of Class A Interests are sold under this Offering, the purchasers under this Offering will own 100% of the Class A Interests outstanding.

The Manager believes that if the maximum amount of the Class A Interests the price per Interests value will be $50.00 per Interests for a total of $50,000,000.

The Manager believes that if the minimum amount of the Class A Interests the price per Interests value will be $50.00 per Interests for a total of $100,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Offering.

Title of Class	Name of Beneficial Owner	Percent Before Offering	Percent After Offering
Class B Interests	Tulsa Founders, LLC(1)	100%	100%
Class A Interests	Tulsa Founders, LLC	0%	0%
	TOTAL	100%	100%

Jermaine “Jay” Morrison, our principal executive officer and principal financial officer has dispositive control over the Class B Interests that are owned by our Manager, Tulsa Founders, LLC.  No entity or Member currently owns any Class A Interests in the Company. Class A Interests are being sold through this Offering. Upon sale, the Class A Interests will maintain a 50% interest in the Company overall and Class B Interests will maintain a 50% interest in the Company overall.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Principals of the Manager of the Company are as follows:

Name	Age	Title

Jermaine “Jay” Morrison	38	Chief Executive Officer & Treasurer

49

Duties, Responsibilities and Experience

The following individuals are the decision makers of Tulsa Founders, LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

The officer of the manager is as follows:

Jay Morrison is Chief Executive Officer and Treasurer of Tulsa Real Estate Fund, the first Black Owned Reg A Real Estate Crowd Fund in American history. Mr. Morrison began his career in real estate financing in 2002 as a licensed loan originator for Flexible Benefits Mortgage Company in Plainfield, NJ. In 2005 Jay began his 14-year career as a real estate entrepreneur consulting on, managing and developing millions of dollars of real estate assets throughout the United States. In conjunction with the above-mentioned work, Jay began working for Liberty State Finance as a Senior Account Manager and would become branch manager of two mortgage brokerage locations by 2007. Additionally, from 2005 through 2013 Mr. Morrison spent several years working as a licensed real estate agent and consultant for Keller Williams, Century 21, Coldwell Banker and the prestigious Sotheby’s International Realty.

In 2014, Jay founded the Jay Morrison Academy, an online wealth education school and mentorship program. Under the leadership of Jay Morrison as CEO and lead instructor, the Jay Morrison Academy was recognized by Inc 500 in 2018 as a top 15 educational company and #588 on their list of fastest growing companies in America. Mr. Morrison has accomplished all of this despite growing up below the poverty line, being an 11th grade high school dropout, at risk youth, and a three time felon who served 2 1/2 years in prison by age 22. Jay’s major life transformation into real estate entrepreneurship almost two decades ago not only made him a millionaire before the age of 30, but also propelled him into the national spotlight as an industry and cultural icon. In the midst of many entrepreneurial endeavors Mr. Morrison faced personal financial challenges which resulted in an August, 2016 chapter 7 bankruptcy petition being filed which was accepted and discharged February, 2019. Despite financial hardships and personal setbacks this 3-time author (twice best selling), TV personality, and entrepreneur has recently added the title of Fund Manager to his growing list of accomplishments. As founder, CEO and watchful fiduciary of the historic Tulsa Real Estate Fund, Mr. Morrison responsibly manages a growing enterprise that controls tens of millions of dollars of real estate and business assets.

Previously, Mr. Morrison’s wife, Ernestine Johnson, had served as communications officer and has since stepped down and serves in a consulting capacity.

The Company is currently working with consultants to provide the necessary services to the Company. In the next several months, the Company intends to enter in agreements with various officers to provide services as needed.

50

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of Manager:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation(1)
Tulsa Founders, LLC, Manager	2016	$0	$0	$0	100% of the Class B Interests
Tulsa Founders, LLC, Manager	2017	$0	$0	$0	100% of the Class B Interests
Tulsa Founders, LLC, Manager	2018	$184,272	$0	$0	100% of the Class B Interests

For organizing the Company, business plan development, putting together this Offering, initial capitalization, and other related services, the Manager of our Company has been awarded 100% of the Class B Interests in our Company. The Manager, in accordance with the Operating Agreement and the Offering, is entitled to 5.5% of the total capitalization of the Company as a management fee. As of December 31, 2018, the Manager was paid $184,272 which covered many of the expenses related of the Company. To date, individual officers of the Manager were paid to following amounts:

Jay Morrison: $0.00

Ernestine Johnson: $13,111.66

Johnetta Paye: $10,489.33

As of June 2019, Ms. Paye’s position was terminated. As of June 2019, Ms. Johnson took on a role as a consultant to the Company and is no longer listed as an officer.

The Company did not pay any other fees other than those discussed above. The Manager was not paid acquisition fees, disposition fees, or transaction fees related to Company real estate acquisitions, disposition, or related to its lending activities. The Company does not intend to pay any of these types of fees in the future.

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. To date, the Manager has received limited reimbursement and it is believed that the Company will incur higher expenses accrued by the Manager in the future as those expenses relate to the Company. The Manager will also receive 50% of distributions available after the Members have received their Preferred Return, annualized and paid quarterly.

Employment Agreements

There are no current employment agreements.

Future Compensation

The Manager has received Class B Interests in exchange for services related to this Offering and the management of the Company. The Manager currently does not receive a salary, but does receive a Management Fee of 5.5% of the total capitalization of the Company. Further, the sole officer of the Manager has not received a salary, to date. The sole officer may receive future compensation, including a salary, of which has not been determined at this time. Previous officers of the Company have received compensation as noted above.

Transfer Agent

We have enlisted the services of Prime Trust as our escrow agent and Computershare as our transfer agent.

51

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We have issued 100% of the Class B Interests to our Manager. The Manager is controlled by Jay Morrison. Jay Morrison is the manager of the Manager. The approximate value of the Class B Interests at the time of this Offering is approximately $1,000. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Management Fee	Fees charged to the Company for management of its investments including acquisition, management, construction, and disposition,

5.5% of the total capital contributions as adjusted from time to time for capital withdrawals, distributions, additional contributions, allocations and other capital account adjustments, paid monthly Assuming we raise the Minimum Amount of $100,000, the Manager would receive a fee of $5,500. If the Company were to raise the Maximum Amount of $50,000,000, this fee could be as much as $2,750,000.

Carried Interest	The Manager’s Carried Interest.	Profit sharing of 50% of the Distributable Cash that is available after the Members have received their stated Preferred Return.

SELECTION, MANAGEMENT AND CUSTODY OF COMPANY’S INVESTMENTS

The Company will typically engage a 3rd party property managers to manage properties. Generally, management costs will be a percentage of gross revenues not to exceed 10%.

LIMITATIONS OF LIABILITY

As permitted by Georgia law, our Operating Agreement provides:

○	we will indemnify our Manager to the fullest extent permitted by law;

○	we may indemnify our other employees and other agents to the same extent that we indemnify our Manager; and

○

we will advance expenses to our Manager in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

52

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering as having prepared or certified any part of this Offering or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Interests was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Trowbridge Sidoti LLP is providing legal services relating to this Form 1-A.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Tulsa Real Estate Fund, LLC

3355 Lenox Road NE, #750

Atlanta, GA 30326

1-844-73-TULSA

info@tulsarealestatefund.com

Within 120 days after the end of each fiscal year we will provide to our shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

We also maintain a website at www.tulsarealestatefund.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

53

TULSA REAL ESTATE FUND LLC

(a Georgia limited liability company)

Audited Consolidated Financial Statements

December 31, 2018 and 2017

F-1

TULSA REAL ESTATE FUND LLC

CONSOLIDATED FINANCIAL STATEMENTS

F-2

To the Managing Member of

Tulsa Real Estate Fund LLC

Atlanta, GA

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Tulsa Real Estate Fund LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tulsa Real Estate Fund LLC and subsidiaries as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Artesian CPA, LLC

Denver, Colorado

April 24, 2019

F-3

TULSA REAL ESTATE FUND LLC
CONSOLIDATED BALANCE SHEETS
As of December 31, 2018 and 2017

	2018	2017
ASSETS
Real estate assets, at cost (Note 3)
Escrow deposit	$341,200	$-
properties held for resale	364,363	-
Projects under development	2,238,268	-
Total real estate assets	2,943,831	-

Due from Manager (Note 4)	103,842	-
Cash and cash equivalents	3,767,251	-
Mortgage interest receivable	449	-
Class A Membership subscriptions receivable (Note 7)	113,161	-
Total assets	$6,928,534	$-

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities:
Current liabilities:
Accounts payable	$17,630	$-
Total liabilities	17,630	-

Members’ capital:
Class A Membership Interests, net of refunds (see Note 7) (1,000,000 units authorized, 145,069 units outstanding)	6,910,854	-
Class B Membership Interests, net (1 unit authorized and outstanding)	50	-
Total members’ capital	6,910,904	-

Total liabilities and members’ capital	$6,928,534	$-

Please see the notes accompanying these financial statements.

F-4

TULSA REAL ESTATE FUND LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2018 and 2017

	2018	2017
Interest from real estate assets:	$449	$-

Operating expenses:
Marketing, general and administrative	16,007	-
Management fee (Note 9)	182,935	-
Total operating expenses	198,942	-

Operating loss	(198,493)	-

Other income/(expense):
Interest and dividend income	14,221	-

Pretax income/(loss)	(184,272)	-

(Provision)/benefit for income taxes	-	-

Net income/(loss)	$(184,272)	$-

ALLOCATION OF NET LOSS TO MEMBERSHIP AND PER UNIT DATA:
ALLOCATION OF NET LOSS TO CLASS A (Note 7)	$(184,272)	$-
Weighted average Class A units outstanding during the period	66,497	-
Loss per weighted average Class A unit outstanding during the period	$(2.77)	-

ALLOCATION OF NET LOSS TO CLASS B	$-	$-
Weighted average Class B units outstanding during the period	1	-
Loss per weighted average Class B unit outstanding during the period	$-	$-

Please see the notes accompanying these financial statements.

F-5

TULSA REAL ESTATE FUND LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
For the years ended December 31, 2018 and 2017

	Class A Membership	Class B Membership	Total Members’
	Value ($)	Value ($)	Capital
Balance as of January 1, 2017	$-	$-	$-
2017 Membership issuances	-	-	-
2017 Net loss	-	-	-
Balance as of December 31, 2017	-	-	-
2018 Membership issuances	7,493,660	50	7,493,710
2018 Membership refunds	(950)	-	(950)
2018 Costs of membership offering	(397,584)	-	(397,584)
2018 Net loss	(184,272)	-	(184,272)
Balance as of December 31, 2018	$6,910,854	$50	$6,910,904

Please see the notes accompanying these financial statements.

F-6

TULSA REAL ESTATE FUND LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net loss	$(184,272)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/decrease in prepayment of management fees to related party	(216,085)	-
(Increase)/decrease in mortgage interest receivable	(449)	-
Increase/(decrease) in accounts payable	17,630	-
Net cash used in operating activities	(383,176)	-

Cash flows from investing activities
property acquisition costs	(2,482,947)	-
Costs of developing properties	(119,683)	-
Cash held in escrow for investment	(341,200)	-
Net cash used in investing activities	(2,943,830)	-

Cash flows from financing activities
Costs paid by related party on behalf of Company	112,243	-
Proceeds from the issuance of membership interests	7,379,598	-
Payments for cost of membership offering	(397,584)	-
Net cash provided by financing activities	7,094,257	-

Net change in cash and cash equivalents	3,767,251	-

Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$3,767,251	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Please see the notes accompanying these financial statements.

F-7

TULSA REAL ESTATE FUND LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2018 and 2017 and for the years then ended

NOTE 1 - NATURE OF OPERATIONS

Tulsa Real Estate Fund LLC, a limited liability company formed under the laws of Georgia (the “Company”) and subsidiaries, is an early-stage real estate investment and development company. The Company was formed in July 2016 but had very limited commercial activity until its Regulation A offering was qualified by the US Securities and Exchange Commission in 2018.

In 2018, the Tulsa Real Estate Fund LLC created and wholly-owned TREF Legacy Center, LLC; 1806 Knapp Street LLC; and 1000 Carteret Rd, LLC as special purpose entities to own investment assets for the Company. The results of the Company have been consolidated with the Company in these consolidated financial statements. The states of organization, dates of formation and entity type of the subsidiaries are listed below:

Subsidiary	State of organization	Date of formation	Type of entity
TREF Legacy Center LLC	Georgia	October 4, 2018	Limited liability company
1806 Knapp Street LLC	Louisiana	December 26, 2018	Limited liability company
1000 Carteret Rd, LLC	New Jersey	December 19, 2018	Limited liability company

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company adopted the calendar year as its basis for reporting for the consolidated financial statements.

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of other subsidiaries over which we have control. All intercompany transactions, balances, and profits have been eliminated in consolidation. As described in Note 1, the Company presents its financial results for the calendar year 2018 consolidated with its three subsidiaries.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term. All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

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Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in underlying real estate values. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2018, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2018 and 2017, the Company had $3,767,251 and $0, respectively, cash on hand.

Mortgage Notes Receivable and Credit Policy

The Company intends on investing in mortgage notes receivable from developers and other real estate investors. Each mortgage note receivable will not exceed seventy percent (70%) of the fair value of the real estate which is to be pledged as collateral. The Company, by policy, routinely assesses the financial strength of the mortgagor and believes that its credit risk is limited.

Investments in Real property, Mortgages and Equipment and Depreciation

Upon acquisition of real estate, the Manager determines the best use of the real estate assets either has held for sale, development and leasing, entering joint ventures, or seller-financing sales. Real estate assets are carried at cost plus capitalized carrying charges. Carrying charges are primarily interest, if any, and real estate taxes which are capitalized as part of properties under development. Expenditures directly related to the development and improvement of real estate assets are capitalized at cost as land, buildings, and improvements. We begin capitalizing development, construction, and carrying costs when the development of the future real estate asset is probable and activities necessary to prepare the underlying real estate for its intended use have been initiated. All construction and certain carrying costs are capitalized and reported in the balance sheet as properties under development until the properties are substantially completed. As real estate properties under development properties are completed, the total capitalized development cost of each property is transferred from properties under development including land to buildings and improvements.

properties Held for Resale

In the view of the Manager, some real estate investments are most beneficial to the Company as a “fix-n-flip” where the Company adds value to the property before its resale. properties where management has made this determination, the properties are recorded at cost on the consolidated balance sheet. Because these properties are held for sale, no depreciation is recorded. property improvements through the sale date are capitalized to the asset.

Projects under Development

When a real estate property is to be developed and operated by the Company, the fair value of tangible and intangible assets, which includes land, buildings (as-if-vacant), furniture and fixtures, the value of in-place leases, including above and below market leases, and acquired liabilities (if any). In estimating these values, we apply methods similar to those used by independent appraisers of income-producing property. Estimates of fair value of acquired debt are based upon interest rates available for the issuance of debt with similar terms and remaining maturities. Depreciation is computed on a straight-line basis over the remaining useful lives of the related tangible assets.

F-9

Buildings and improvements are depreciated over 5-35 years. Furniture, fixtures, equipment and other assets are depreciated over 3-20 years. Other intangible assets are amortized over their estimated useful life.

As of December 31, 2018, the Company’s development project has not yet been completed so no depreciation has been recorded. Costs associated with the development of the project are capitalized to the cost basis of the property.

Seller-financed Mortgage Lending

The Company may also offer mortgage lending on its real estate investments to third-parties and earn interest and loan origination fees. Because these properties are conveyed to third-parties in exchange for a promissory note, a mortgage receivable asset would be recorded on the consolidated balance sheets.

Asset Impairment

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment may exist if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets or if it is determined there is an other-than-temporary decline in an assets value below its carrying value. We consider projected future undiscounted cash flows, trends, strategic decisions regarding future development plans, and other factors in our assessment of whether impairment conditions exist. As our projections of future cash flows are estimates, different assumptions regarding a number of factors, including market rents, economic conditions, and occupancies, could significantly affect these estimates. In estimating fair value, management uses appraisals, management estimates, and discounted cash flow calculations which utilize inputs from a marketplace participant’s perspective. When impairment exists, the long-lived asset is adjusted to its fair value. We did not record any impairment charges for the years ended December 31, 2018 or 2017.

Fair Value Measurement

For financial assets and liabilities recorded at fair value on a recurring or non-recurring basis, fair value is the price we would receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction. In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

Recurring Fair Value Measurements. The following describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis:

Financial Instrument Fair Value Disclosures. As of December 31, 2018 and 2017, the carrying values of cash and cash equivalents, mortgage interest receivable, and accounts payable represent fair value because of the short-term nature of these instruments. The carrying value of subscriptions receivable approximates its fair value based on the nature of our assessment of the ability to collect these amounts from escrow. The carrying value of our escrow deposit approximates its fair value.

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Per Unit Data

Basic earnings per unit are computed using net income or loss attributable to each class of the Company’s unitholders and the weighted average number of units outstanding. Diluted earnings per unit reflect units issuable from the assumed conversion of unit options and unit awards granted and other instruments convertible into common units. Only those items having a dilutive impact on our basic earnings per share are included in diluted earnings per share. As of December 31, 2018 and 2017, there were no instruments outstanding that have a dilutive impact on the number of Class A or Class B units outstanding.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For current period, the Company is taxed as partnership for US federal income tax purposes. Additionally, the Company’s subsidiaries, as single-member limited liability companies, are treated as disregarded as separate from the Company for US federal income tax purposes. Accordingly, all consolidated items of income, deductions, gains or losses and credits are allocated to member’s in accordance with the operating agreement and subchapter K of the Internal Revenue Code. Since the Company is not liable for tax itself, no material federal tax provision has been recorded.

The Company has filed or will file all of its federal and state income tax return since inception. The positions shown on those tax returns are open for examination for a period of three years. Currently, the Company is not under examination by any taxing jurisdiction and has not been assessed any interest or penalties related to income tax matters. The Company routinely evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2018, the Company has no uncertain tax positions.

Revenue Recognition

For the year ending December 31, 2018 and 2017, the Company recorded $449 and $0 of revenue consisting solely of interest income earned on real estate assets. The interest income is recognized by the Company on a straight-line basis. On January 1, 2018, we adopted ASU 2014-09 and all related amendments in accordance with ASU 2014-09 and elected to apply the new revenue standard prospectively as 2018 is the first year the Company commenced commercial operations.

Our presentation of revenue within our consolidated statements of operations is separated into its component parts by the nature and timing of the revenue streams. The Company’s revenue relating to its real estate investment activities are accrued as earned. For the years ended December 31, 2018 and 2017, the Company recorded $449 and $0 of revenue, respectively, from real estate investment activities as follows:

•	Mortgage interest income – The Company records interest income from mortgage lending on a straight-line, daily basis.

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The Company anticipates earning revenue from various other real estate activities including property sales, property leasing, and other fees for services.

Marketing and Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

The Manager has borne the organizational costs, including accounting fees, legal fee, and costs of incorporation. See Note 4 for additional information.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America in the name of the Manager, which it believes to be credit worthy. The Federal Deposit Insurance Corporation (“FDIC”) insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2018 and 2017, the Company maintained bank account balances in excess of the FDIC insurance limit of $3,446,856 and $0, respectively.

Concentration of Geographical Risk

Due to its ownership and development of the TREF Legacy Center at 3015 Martin Street, Atlanta, the Company is subject to risk factors relating to the Atlanta, Georgia geography. The assets located in this geography represent 32 percent of the Company’s assets as of December 31, 2018. Despite this geographical concentration, the Company believes the assets located there do not require impairment due to this risk.

Securities Offering Costs

The Company has incurred costs associated with its securities offering exempt from registration under Regulation A and the Company accounts for these costs under ASC 505-10-45-2. These costs include transaction costs such as escrow fees, diligence fees and transactional fees, in addition to overall offering costs such as legal expenses associated with the offering. Such costs have been charged to Class A members’ capital as they are directly attributable to the offering of Class A units. As of December 31, 2018, the Company’s Class A members’ capital has been charged $397,582 of offering costs.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We have adopted this new accounting standard as of January 1, 2018.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

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The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our consolidated balance sheet.

NOTE 3 - REAL ESTATE ASSETS

As a real estate investment and development company, the Company had acquired the fee simple of two and zero projects as of December 31, 2018 and 2017, respectively. An additional project was also held in escrow as of December 31, 2018. The Company records these investments at cost and classifies such costs as real estate investment assets.

The Company’s investments in 2018 are located at 1000 Carteret Road, Bridgewater, NJ; 1806 Knapp Street, in  Louisiana (also referred to as Wasey subdivision); and 3015 Martin Street in Georgia.

properties held for resale

The investment located at 1000 Carteret Road is held for resale and the Company expects to sell this investment property in 2019. This property is recorded at its acquisition cost of $364,363 as of December 31, 2018. The property is in need of significant repairs. Management estimates its costs to be incurred in 2019 to prepare the property for resale to be $65,000.

Projects under development

The investment located at 3015 R N Martin Street was acquired in October 2018, is currently under development, and is currently intended to become a long-term investment for which the Company will receive rental income. Depending on management’s opinion of the market, the Company may alter its intended holding period. As this property has not been placed in service for its intended use, no depreciation has been recorded as of December 31, 2018. The commercial real estate is comprised of 30,000 square feet of Class A office space on 2.6 acres of land. Management estimates the approximate cost of the renovations to be incurred in 2019 to be $600,000.

	property investment, cost	Repositioning costs	Depreciation	Total Investments Held for Development
2017	$0	$0	$0	$0
2018	2,118,585	119,683	0	2,232,268
TOTAL	$2,118,585	$119,683	$0	$2,232,268

Escrow deposit

In December 2018, the Company executed documents and provided the title company with funds to acquire 1806 Knapp Street for $341,200. Due to circumstances beyond the control of management, the county recorder of deeds failed to timely record the transaction until January 2, 2019. See Note 10 for additional details. The transaction has been recorded as an escrow deposit as of December 31, 2018.

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NOTE 4 - DUE FROM MANAGER

As discussed more fully in the Company’s operating agreement, the Company has appointed Tulsa Founders LLC as the sole manager of the Company. As disclosed in the Offering Circular dated May 25, 2018, management fees and other reimbursable expenses are accrued by the Company and payable to the Manager. During 2018, the Company paid the Manager amounts that exceed the accrued management fee per the payment schedule provided for in the Company’s LLC operating agreement. Amounts due to or due from the Company and the Manager are netted together and classified as a current asset or current liability depending on the amount.

Due to/(Due from) the Company
	2018	2017
Company expenses paid for by the Manager	$(112,243)	$0
Management Fees paid in excess of accrued management fee expense	216,085	0
Total Due to/(from) Company	$103,842	$0

Although the Manager may charge up to 10 percent per annum on amounts the Company owes the Manager, the Manager has opted not to charge interest at this time.

Prior to raising capital, the Manager paid 100 percent of the organizational, legal fees and registration costs of the Company in an amount approximating $125,000.

NOTE 5 - INCOME TAX PROVISION

As an entity treated as a partnership for US federal income tax purposes, all items of income, deduction, gain, loss and credit flows through the Company and is taxable to the members of the Company. No material state income tax provision exists for the Company.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company recently received a grand jury subpoena from the United States Attorney’s Office for the Northern District of Georgia and a civil subpoena from the Securities and Exchange Commission, each seeking documents and other information concerning the Company. The Company has engaged counsel to respond to the subpoenas and intends to cooperate with the investigations. The likelihood of an unfavorable outcome and the amount of financial exposure from such are not yet determinable, and therefore the Company has not yet recognized a liability for the potential outcome of this matter.

NOTE 7 - MEMBERS’ CAPITAL

Class A and Class B Membership Interests

The Company has two classes of membership interests. Class A membership interests have been issued in the Regulation A offering and are considered limited but preferred interests. There are 1,000,000 Class A units authorized and 145,069 units outstanding. Class A members have very limited voting rights except as provided for in the Company’s operating agreement. The voting preferences of the Class A member relate primarily to major decisions of the Company. Class A members receive an annualized, preferred, cumulative, non-compounding return of 8 percent per annum. After the Company has distributed cash equal to the preferred return to Class A members, Class A and Class B members divide the remaining distributable cash evenly.

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Class B membership interests are reserved for the Manager, have full management authority, and receive an even share of distributable cash with Class A members once the preferred return has been distributed. There is a single Class B unit authorized and outstanding. Class B units are irrevocably held by the Manager even if the current manager is removed from management under the terms of the operating agreement.

As of the end of 2018, the Class A unitholders have accumulated an amount of preferred return due in-arrears of $266,080 that have not yet been accrued as they have not yet been declared as of December 31, 2018. This preferred return in-arrears must be paid prior to any distribution of distributable cash flow generated by real estate activities to Class B unitholders. If losses have been allocated to members, future profits are applied against the historic losses until fully recovered.

Class A unitholders may request a withdrawal or redemption from their membership in the Company subject to Company approval, after a period of 12 months of investment in the Company and only to the extent of five percent of the invested capital of the Company. If a member does not contribute all or any portion of the capital contribution they had committed to, the Company may sell additional interests in the Company to existing members on a right of first refusal basis at a rate of 1.5 times the value of the original investment. If the existing members of the Company do not elect to participate in the purchase of additional interests, the Company may sell the interests to a third party at a rate of 1.5 times the value of the original investment.

As members of a limited liability company, the members’ liability for Company debts and obligations is limited to the amount of their investment.

Class A Membership Interest Issuances

As part of its securities offering under Regulation A, the Company has raised funds from over 9,000 investors as of December 31, 2018 by issuing over 145,069 units for $50 each. Additionally, investors pay $25.50 per investment instance (regardless of how many units) as transaction costs and escrow fees. Amounts the investors pay as transaction costs and escrow fees are included in the gross amount of capital received by the Company.

Accordingly, the Company has raised $7,493,660 in this issuance during 2018. The Company has $113,161 of funds receivable from the escrow vendor as funds that have been subscribed to, but not yet received by the Company. Additionally, the Company has incurred a total of $397,582 in costs associated with the fund raising. These costs, 100 percent of which have been paid to independent third parties, relate to administrative costs to process the funds raised in the offering, legal costs and other costs concerning the issuance of capital. These costs are charged against capital as Class A members’ capital.

NOTE 8 - RELATED PARTY TRANSACTIONS

As described above in Note 4, the Company has received advances from the Manager for certain expenses and has paid management fees in full. Due to these transactions, certain amounts may be owed between the Company and the Manager from time to time. Because this is a related party transaction, no guarantee can be made that the terms of the arrangement is at arm’s length.

NOTE 9 - MANAGEMENT FEE EXPENSES

The manager charges the Company a 5.5 percent annualized asset management fee calculated as 5.5 percent annualized of the total capital contributions as adjusted from time to time for capital withdrawals, distributions, additional contributions, allocations and other capital account adjustments. The Company records this management fee in an annualized manner, ratably recording this management expense over the course of 12 months. However, the operating agreement provides for the payment of the management fee immediately upon receiving subscription proceeds. As discussed in Note 4, this gives rise to a difference as to when the management fee is accrued and when the funds are paid the manager. For the years ended December 31, 2018 and 2017, the total amount of management fees incurred was $182,935 and $0, respectively. As of December 31, 2018 and 2017, the total amount of management fee paid was $399,020 and $0, respectively.

F-15

While not classified as a management fee, the Manager is entitled to a carried interest in one-half of the distributable cash once the preferred return has been distributed by virtue of holding all of the Class B Membership Interests. In 2018 and 2017, no carried interest was earned or paid to the manager under this carried interest provision.

NOTE 10 - SUBSEQUENT EVENTS

Anticipated Securities Offering

During 2019, the Company is planning to continue raising capital through the issuance of securities exempt from registration under Regulation A once the Company secures qualification from the Securities and Exchange Commission (“SEC”).

Commencement of Legal Proceedings

In February 2019 and as discussed in more detail in Note 6, the United States Attorney’s Office for the Northern District of Georgia issued a grand jury subpoena and the SEC served a civil subpoena to the Company seeking additional information from the Company. The Company has retained legal counsel and intends to comply and cooperate with the subpoenas.

Discharge from Bankruptcy

On March 1, 2019, Jay Morrison, the CEO of the Company’s Manager, received a Chapter 7 discharge from bankruptcy originally filed in August 2016.

Escrow Deposit and Sale of Knapp Street

On March 6, 2019, the Company sold Knapp Street (also known as Wasey subdivision in public filings) to an unrelated buyer, Elixir of Life LLC. The Company received a 12 percent promissory note, secured by a mortgage on the property, with $472,000 due in December 2019. The Company received loan fees of $56,600 in the seller-financing transaction. The intention of this investment is to provide the developer with funds for acquisition and renovation costs. The total mortgage note facility provides for additional construction draws up to an amount not to exceed $472,000. The one-year mortgage note provides for interest at the rate of 12% per annum plus transaction fees, points and termination fees aggregating to $111,400. See also Note 3 – Escrow Deposit.

Management’s Evaluation

Management has evaluated subsequent events through April 24, 2019, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

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PART III - EXHIBITS

Item 1. Index to Exhibits

1.	Articles of Organization
2.	Operating Agreement
3.	Subscription Agreement
4.	Material Contracts
5.	Escrow Agreement
6.	Consent
7.	Opinion re: Legality

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 26, 2019.

Tulsa Real Estate Fund, LLC

/s/ Jay Morrison
Jay Morrison, Manager of Tulsa Founders, LLC Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Tulsa Real Estate Fund, LLC

/s/ Jay Morrison
Jay Morrison, Manager of Tulsa Founders, LLC Manager

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